Prospectus


TIAA REAL ESTATE ACCOUNT


A Variable Annuity Offered Through Individual,
Group and Tax-Deferred Annuity Contracts


Issued By

Teachers Insurance and
Annuity Association of America



May 1, 1997







[TIAA logo]


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                                   PROSPECTUS

                            TIAA REAL ESTATE ACCOUNT

                       A Variable Annuity Offered Through
                       Individual, Group and Tax-Deferred
                                Annuity Contracts

                                    Issued By

              TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA



               This prospectus tells you about the TIAA Real Estate Account (the "Real Estate Account" or the "Account"), a variable annuity investment option being offered through individual, group and tax-deferred annuity contracts issued by Teachers Insurance and Annuity Association of America ("TIAA"). Read it carefully before investing and keep it for future reference.

               The Real Estate Account is a segregated investment account of TIAA that provides variable individual and group annuities for retirement and tax-deferred savings plans at tax-exempt or publicly supported colleges, universities, and other educational and research institutions. The Account's main purpose is to accumulate, invest, and then disburse funds for your retirement, in the form of lifetime income or other payment options, by investing mainly in real estate and real estate-related investments.

               The contracts also offer a traditional (guaranteed) annuity option through TIAA's general account.

               As with all variable annuities, your accumulation and retirement income from the Account can increase or decrease, depending on how well the underlying investments do over time. TIAA does not guarantee the investment performance of the Account, and you bear the entire investment risk.

               THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   The date of this prospectus is May 1, 1997




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                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----
DEFINITIONS...............................................................    5

SUMMARY    ...............................................................    8

THE REAL ESTATE ACCOUNT AND TIAA..........................................   12

INVESTMENT PRACTICES OF THE ACCOUNT.......................................   13

GENERAL INVESTMENT AND OPERATING POLICIES.................................   19

DESCRIPTION OF PROPERTIES.................................................   20

RISK FACTORS..............................................................   21

ROLE OF TIAA..............................................................   27

CONFLICTS OF INTEREST.....................................................   30

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........................   31

VALUATION OF ASSETS.......................................................   35

MANAGEMENT AND INVESTMENT ADVISORY ARRANGEMENTS...........................   39

EXPENSE DEDUCTIONS........................................................   40

THE ANNUITY CONTRACTS.....................................................   41

ANNUITY PAYMENTS..........................................................   57

FEDERAL INCOME TAXES......................................................   61

GENERAL MATTERS...........................................................   65

DISTRIBUTION OF THE CONTRACTS.............................................   67

PERIODIC REPORTS..........................................................   68

STATE REGULATION..........................................................   68

LEGAL MATTERS.............................................................   69

EXPERTS    ...............................................................   69

LEGAL PROCEEDINGS.........................................................   69

ADDITIONAL INFORMATION....................................................   69

FINANCIAL STATEMENTS......................................................   70

INDEX TO FINANCIAL STATEMENTS.............................................  F-1

APPENDIX A--DESCRIPTION OF PROPERTIES.....................................  A-1

APPENDIX B--MANAGEMENT OF TIAA............................................  B-1


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               The Account is subject to the  informational  requirements of the
Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission ("SEC"). All reports and information filed on behalf of the Account can be inspected and
copied  at  the  Public  Reference   Section  of  the  Securities  and  Exchange
Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at certain of its regional offices: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. This information can also be obtained through the SEC's Web site on the Internet (http://www.sec.gov), as part of the SEC's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system.

               Reports to Participants. TIAA will mail to each participant in the Real Estate Account periodic reports relating to accumulations in the Account, and such other information as may be required by applicable law or regulation.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO DEALER, SALESMAN, OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON.



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                                   DEFINITIONS

               Throughout the prospectus, "TIAA," "we," and "our" refer to Teachers Insurance and Annuity Association of America. "You" and "your" mean any participant or any prospective participant.

               Account - The TIAA Real  Estate  Account,  a separate  account of
TIAA.

               Accumulation - The total value of your accumulation units in the Real Estate Account.

               Accumulation Fund - The assets of the Real Estate Account not dedicated to current retirement benefits or other liabilities.

               Accumulation Period - The period that begins with your first premium and continues until the entire accumulation has been applied to purchase annuity income, transferred from the Account, or paid to you or a beneficiary.

               Accumulation Unit - A share of participation in the Real Estate Account for someone in the accumulation period.


               Annuity Fund - The assets in the Account that fund current retirement benefits. We plan to offer (in the first half of 1998, subject to regulatory approval) an additional payment method under which annuity income will be revalued each month. To provide this option, a separate annuity fund will be created in the Real Estate Account -- the monthly revalued annuity fund -- to fund the monthly revalued retirement benefits. At that time, the existing annuity fund will become the annually revalued annuity fund. The investment experience of the entire account will be used to calculate changes in income for benefits being revalued monthly and annually.


               Annuity Partner - Anyone you name under a survivor income option to receive lifetime annuity income if you die. Your annuity partner can be your spouse, child, or anyone else eligible under current TIAA practices, subject to any limitations under the IRC and ERISA.

               Annuity Payments - Payments under any income option or method of payment.

               Annuity Unit - A measure used to calculate the amount of annuity payments due a participant.

               Beneficiary - Any person or institution named to receive benefits if you die during the accumulation period or if you (and your annuity partner, if you have one) die before any guaranteed period of your income-paying annuity ends. You don't have to name the same beneficiary for each of these two situations.


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               Business Day - Any day the New York Stock Exchange
("NYSE") is open for trading. A business day ends at 4 p.m. eastern time, or when trading closes on the NYSE, if earlier.

               Calendar Day - Any day of the year. Calendar days end at the same time as business days.

               Cash Withdrawal - Taking some or all of an accumulation as a single payment.

               Commuted Value - The present value of annuity payments due under an income option or method of payment not based on life contingencies. Present value is calculated using the then-current value of the annuity unit, adjusted for investment gains or losses since the annuity unit value was last calculated.

               Contract - The document that sets forth the terms of your Real Estate Account annuity. There are separate contracts for the accumulation period and for the income-paying period for each annuity.

               CREF - The College Retirement Equities Fund, TIAA's companion organization.

               Eligible Institution - A private or public institution in the United States that is non-proprietary and non-profit. Private institutions have to be ruled tax-exempt under IRC section 501(c)(3) or earlier versions of the section and cannot be private foundations. The main purpose of any eligible institution must be to offer instruction, conduct research, serve and support education or research, or perform ancillary functions for such institutions.

               Employer - An eligible institution that maintains an employee retirement or tax-deferred annuity plan.

               ERISA - The Employee Retirement Income Security Act of 1974, as amended.

               General Account - All of TIAA's assets other than those allocated to the Real Estate Account or to other existing or future TIAA separate accounts.

               Income Option - Any of the ways you can receive Real Estate Account retirement income.

               Independent Fiduciary - The firm appointed by TIAA to provide independent fiduciary services to the Real Estate Account and which will be responsible for reviewing, approving, and/or monitoring certain aspects of the Account's operations.

               Internal Revenue Code or IRC - The Internal Revenue Code of 1986, as amended.


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               Method of Payment - Any type of Real Estate Account death benefit available to a beneficiary.

               Participant - Any person who owns a Real Estate Account contract. Under certain arrangements, an employer can be the owner of the contract.

               Plan - An employer's retirement, profit-sharing, or tax- deferred annuity program.

               Premium - The amount you or your employer sends to the Real Estate Account to purchase retirement benefits.

               Survivor Annuity Option - An income option that continues lifetime annuity payments to your annuity partner after you die.

               TIAA - Teachers Insurance and Annuity Association of America.

               Valuation Day - Any day the NYSE is open for trading, as well as the last calendar day of each month. Valuation days end as of the close of all U.S. national exchanges where securities or other investments of the Account are principally traded. Valuation days that aren't business days will end at 4 p.m. eastern time.

               Valuation Period - The time from the end of one valuation day to the end of the next.






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                                     SUMMARY

               The following summary of prospectus information should be read together with the detailed information contained elsewhere in this prospectus.


The TIAA Real Estate Account
----------------------------

               This prospectus describes the TIAA Real Estate Account, a separate investment account of TIAA. Its investment objective is a favorable rate of return over the long term, primarily through rental income and capital appreciation from real estate investments owned by the Account. The majority of the Account's real estate investments will be ownership interests in income-producing office, industrial, retail, and multi-family residential properties. The Account can make other real estate-related investments, including mortgage loans and purchasing shares of real estate investment trusts and other entities engaged primarily in real estate-related activities. The Account will also invest in publicly-traded securities and other instruments to maintain liquidity to make distributions and cover capital expenditures and expenses. TIAA will provide additional liquidity to the Account as needed, according to its arrangement with the U.S. Department of Labor, as described on page 28. As with any variable account, we cannot assure you that the investment objective will be met. One factor critical to achieving the objective is whether we can find enough suitable investments for the Account at any particular time.

               TIAA, a nonprofit New York insurance company, manages the investment and reinvestment of the Real Estate Account's assets. For these services, TIAA receives fees from the assets of the Account. You don't have the right to vote on the management and operation of the Account. For more information, see "Management and Investment Advisory Arrangements," page 39.

               Because the Account does not fall within the definition of "investment company" under the Investment Company Act of 1940, as amended (the "1940 Act"), it is neither registered as an investment company nor subject to regulation under the 1940 Act.

Risk Factors
------------

               Investment in the Account involves significant risks, which are fully described in "Risk Factors," page 21. These include fluctuations in real estate values and the possibility that the Account won't receive the appraised or estimated value of a real property investment when it is sold. The Account may also sometimes have trouble selling some of its real estate investments on commercially acceptable terms, making it difficult to convert those investments into cash quickly.




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               The  Account's  assets can be  adversely  affected  by changes in local, national, or foreign economic conditions. You should, therefore, view it as a long-term investment. Also, since the Account has existed only for a short time, there is little operating history to look to in assessing how the Account might respond to different market conditions.

               Because it invests in real estate, the Account is also exposed to risks relating to environmental matters. For instance, if an investment property does not comply with certain environmental protection regulations, the liability for clean-up costs could exceed the Account's investment in the property (or the principal amount loaned by the Account as a mortgage lender).

Conflicts of Interest
---------------------

               The Account is managed by TIAA employees. TIAA employees who manage the Account's real estate-related investments may also manage real estate-related investments of TIAA's general account. Similarly, the part of the Account invested in securities and other instruments not related to real estate is managed by employees who may also manage investments of TIAA's general account and other accounts that are not related to real estate. These employees could therefore face various conflicts of interest (see "Conflicts of Interest," page 30).

               TIAA's guarantee to provide liquidity for the Account under certain circumstances could also raise conflicts of interest (see "Liquidity Guarantee," page 28).

The Contracts
-------------


               The Real Estate Account is available (subject to regulatory approval) as a variable component to a number of different TIAA accumulating annuity contracts. The annuity contracts are a Retirement Annuity ("RA"), a Group Retirement Annuity ("GRA"), a Supplemental Retirement Annuity ("SRA"), a Group Supplemental Retirement Annuity ("GSRA"), and a Rollover Individual Retirement Annuity ("Rollover IRA"). Subject to regulatory approval, we have plans to offer a new individual retirement annuity that will accept both rollovers and direct contributions ("New IRA") and a Keogh Plan Annuity ("Keogh"). (We will refer to the Rollover IRA and New IRA collectively as the "IRAs".) RAs, SRAs, IRAs and Keoghs are issued to you directly. GRAs and GSRAs are issued under the terms of a group contract.


               The Real Estate Account is also available through a variety of income-paying annuity contracts. For details, see "Income Options," page 53.

               Subject to the conditions described in this prospectus, you can allocate all or part of your premiums to the Real Estate Account under the accumulating contracts, although your employer's plan may restrict your ability to allocate premiums to the Real Estate Account under an RA, GRA, or GSRA contract. The specific terms of your plan or

                                      - 9 -

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relevant  tax laws also may limit the  amount of  premiums  you are  allowed  to contribute or that may be contributed on your behalf. See "Remitting Premiums," page 44, "Possible Restrictions on Acceptance of Premiums and Transfers," page 45, "Allocation of Premiums," page 45, and "Federal Income Taxes," page 61.

               Expense Deductions. We make daily deductions from the net assets of the Real Estate Account to pay the Account's operating and investment management expenses. The Account also pays TIAA for bearing mortality and expense risks and providing liquidity guarantees. The current annual expense deductions from the net assets of the Account total 0.60%: 0.28% for investment management services, 0.23% for administrative and distribution expenses, 0.06% for mortality and expense risks, and 0.03% for liquidity guarantees. We guarantee that these deductions, together, will never exceed 2.50% of the Account's average net assets annually. See "Expense Deductions," page 40.

               Transfers and Withdrawals. You can transfer your accumulation in the Account to TIAA's traditional annuity or to CREF once per calendar month. We permit withdrawals from SRAs, GSRAs, and IRAs at any time. However, your employer's plan can restrict your ability to withdraw funds from RA and GRA contracts. Federal income tax law may also restrict your ability to transfer or withdraw funds. You may have to pay a tax penalty if you want to make a cash withdrawal before age 59-1/2. (See "Federal Income Taxes," page 61.)





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Selected Financial Data
-----------------------

               The following selected financial data should be considered in conjunction with the financial statements and notes thereto for the Account provided herein.

                                                                 July 3, 1995
                                              Year Ended       (commencement of
                                             December 31,       operations) to
                                                1996           December 31, 1995
                                             ------------      -----------------



Investment income:

   Real estate income, net:
     Rental income  . . . . . . . . . .      $ 10,951,183         $    165,762
                                             ------------         ------------
     Real estate property level
      expenses and taxes:
       Operating expenses . . . . . . .         2,116,334               29,173
       Real estate taxes  . . . . . . .         1,254,163               14,659
                                             ------------         ------------
          Total real estate property
          level expenses and taxes              3,370,497               43,832
                                             ------------         ------------
          Real estate income, net               7,580,686              121,930
   Dividends and interest . . . . . . .         6,027,486            2,828,900
                                             ------------         ------------
       Total investment income               $ 13,608,172         $  2,950,830
                                             ============         ============


Net realized and unrealized
 gain on investments  . . . . . . . . .      $  3,330,539         $     35,603
                                             ============         ============

Net increase in net assets
 resulting from operations. . . . . . .      $ 15,782,915         $  2,676,000
                                             ============         ============

Net increase in net assets
 resulting from participant transactions     $233,653,793         $117,582,345
                                             ============         ============

Net increase in net assets. . . . . . .      $249,436,708         $120,258,345
                                             ============         ============




                                              December 31,         December 31,
                                                 1996                 1995
                                             ------------         -------------



Total assets  . . . . . . . . . . . . .      $426,372,007         $143,177,421
                                             ============         ============

Total liabilities . . . . . . . . . . .      $ 56,676,954         $ 22,919,076
                                             ============         ============

Total net assets  . . . . . . . . . . .      $369,695,053         $120,258,345
                                             ============         ============

Accumulation units outstanding                  3,295,786            1,172,498
                                                =========            =========

Accumulation unit value . . . . . . . .         $  111.11              $102.57
                                                =========              =======



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                        THE REAL ESTATE ACCOUNT AND TIAA


               On February 22, 1995, the Real Estate Account was established by resolution of TIAA's Board of Trustees as a separate investment account of TIAA under New York law. As part of TIAA, the Account is subject to regulation by the State of New York Insurance Department ("NYID") and the insurance departments of some other jurisdictions in which the contracts are offered (see "State Regulation," page 68).

               Although TIAA owns the assets of the Real Estate Account, the Account's income, investment gains, and investment losses are credited to or charged against the assets of the Account without regard to TIAA's other income, gains, or losses. Under New York insurance law, we cannot charge the Account with liabilities incurred by any other TIAA separate account or other business activity TIAA may undertake.

               TIAA is a nonprofit stock life insurance company organized under the laws of New York State. It was founded on March 4, 1918, by the Carnegie Foundation for the Advancement of Teaching. All of the stock of TIAA is held by the TIAA Board of Overseers, a nonprofit New York membership corporation whose main purpose is to hold TIAA's stock. TIAA's headquarters are at 730 Third Avenue, New York, New York 10017-3206; there are also regional offices in Atlanta, Boston, Chicago, Dallas, Denver, Detroit, New York, Philadelphia, San Francisco, and Washington, D.C., and a service center in Denver. TIAA offers both traditional annuities, which guarantee principal and a specified interest rate while providing the opportunity for additional dividends, and variable annuities, whose return depends upon the performance of certain specified investments. TIAA also offers life, disability, and long-term care insurance.

               TIAA manages the investment of the Account's assets. TIAA has been making mortgage loans for over 50 years. We are currently one of the largest and most experienced investors in mortgages and real estate equity interests in the nation. As of December 31, 1996, TIAA employees managed for TIAA's general account a mortgage portfolio of $20.1 billion. The vast majority of the portfolio is secured by investment-grade properties located throughout the U.S. Almost three-quarters of the TIAA general account's mortgage portfolio consists of mortgage loans made on office buildings and retail properties (i.e., shopping centers, including malls).

               As of December 31, 1996, TIAA employees oversaw for TIAA's general account a real estate equity portfolio of $6.7 billion, with properties located across the U.S. Office buildings and shopping centers comprise more than three-quarters of the real estate equity portfolio of the general account.


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               TIAA is the  companion  organization  of the  College  Retirement
Equities Fund ("CREF"), the first company in the United States to issue a variable annuity. CREF is a nonprofit membership corporation established in New York State in 1952. Together, TIAA and CREF form the principal retirement system for the nation's education and research communities and the largest retirement system in the U.S., based on assets under management. TIAA-CREF serves approximately 1.8 million people at about 6,100 institutions. As of December 31, 1996, TIAA's assets were approximately $86 billion; the combined assets for TIAA and CREF totalled approximately $185 billion (although CREF doesn't stand behind TIAA's guarantees).

               TIAA currently has one other separate account. TIAA may offer new investment accounts with different investment objectives in the future, as permitted by law.


                       INVESTMENT PRACTICES OF THE ACCOUNT
General
-------

               The investment objective of the Real Estate Account is a favorable rate of return over the long term, primarily through rental income and capital appreciation from real estate investments owned by the Account. The Account will also invest in publicly-traded securities and other instruments to maintain liquidity needed for capital expenditures and expenses and to make distributions. As with any variable account, we cannot assure you that its investment objective will be met. One critical factor to achieving the objective is whether we can find enough suitable investments for the Account at any particular time.

               The Account's target is to invest between 70% and 80% of its assets directly in real estate or in real estate-related investments.

               We expect the majority of the Account's real estate investments to be direct ownership interests in income-producing real estate, such as office, industrial, retail, and multi-family residential properties. The Account can also invest in other real estate or real estate-related investments, through joint ventures, real estate partnerships or real estate investment trusts ("REITs"). To a limited extent, the Account can also invest in conventional mortgage loans, participating mortgage loans, common or preferred stock of companies whose operations involve real estate (i.e., that own or manage real estate primarily), and collateralized mortgage obligations.

               Between 20% and 30% of the Account is targeted to be invested in government and corporate debt securities, short-term money market instruments and other cash equivalents, and, to some

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extent,  common or preferred  stock of  companies  that don't  primarily  own or manage real estate. In some circumstances, the Account can increase the portion of its assets invested in debt securities or money market instruments for a period of time. This could happen because of a rapid influx of participants' funds, lack of suitable real estate investments, or a need for more liquidity.

               We do not expect that the Account will invest in foreign real estate or other types of foreign real estate-related investments initially, but it may do so as it grows. The percentage of the Account's assets in foreign investments will vary, but we expect that foreign investments will not be more than 25% of the Account's portfolio.

               In order not to be considered an "investment company" under the 1940 Act, the Account will limit its holdings of investment securities (as defined under the 1940 Act) to less than 40% of its total assets (not including U.S. Government securities and cash items).

               TIAA can, in its discretion, decide to change the operating policies of the Account or wind it down. This could happen if, for instance, the Account is smaller than expected. If the Account is wound down, you may be required to transfer your accumulations to TIAA's traditional annuity or any CREF account available under your employer's plan. You will be notified in advance if we decide to change or wind down the Account.

Investments in Direct Ownership Interests in Real Estate
--------------------------------------------------------

               Acquisition. The Account's main investment policy is to acquire direct ownership interests in existing or newly-constructed income-producing real estate, including office buildings, multi-family residential properties, and retail and industrial properties. TIAA will invest a substantial part of the Account's assets in established properties that have existing rent and expense schedules or in new properties with predictable cash flows. The Account will usually acquire real estate that's ready for occupancy by tenants, which eliminates the development or construction risks inherent in buying unimproved real estate. However, from time to time the Account can, consistent with its objective, invest in a real estate development project. The Account can also buy recently-constructed properties that are subject to agreements with sellers that provide for certain minimum levels of income.

               Purchase-Leaseback Transactions. Some of the Account's investments can be real property purchase-leaseback transactions ("leasebacks"). In these transactions, the Account typically will buy land and income-producing improvements on the land, and

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simultaneously lease the land and improvements.  Leasebacks can be for very long terms and may provide for increasing payments from the lessee.

               Usually, under a leaseback, the lessee will operate, or arrange for someone else to operate, the property. The lessee is responsible generally for all operating costs, including taxes, mortgage debt service, maintenance and repair of the improvements, and insurance. The Account can also give the lessee an option to buy the land and improvements after a period of years. The option exercise price may be based on factors such as the fair market value of the property, as encumbered by the lease, the increase in the gross revenues from the property, or other objective criteria.

               In some leasebacks, the Account may purchase only the land under an income-producing building and lease the land to the building owner. In those cases, the Account will often seek to share (or "participate") in any increase in property value from building improvements or in the lessee's gross revenues from the building above a base amount (which may be adjusted if real estate taxes or similar operating expenses increase or upon other events). The Account can invest in leasebacks that are subordinated to other interests in the land, buildings, and improvements. These interests include a first mortgage, other mortgage, or lien. In that case, the leaseback interest will be subject to greater risks.

Investments in Mortgages
------------------------

               The Account can make mortgage loans or hold interests in mortgage loans made by it or others, generally on the same types of properties it would otherwise purchase. These will include commercial mortgage loans that may pay fixed or variable rates of interest or have "participating" features (as defined below). The Account's mortgage loans usually will be secured by properties that have income-producing potential based on historical or projected data. Mortgage loans usually will be non-recourse, which means they won't be the borrower's personal obligations. They usually will not be insured or guaranteed by government agencies or anyone else. We expect most of the Account's mortgage loans to be secured by first mortgages on existing income-producing property. First mortgage loans are secured by mortgages which have first-priority liens on the real property. These loans may be amortized, or may provide for interest-only payments, with a balloon payment at maturity.

               Participating Mortgage Loans. The Account may also seek to make mortgage loans which, in addition to charging interest, permit the Account to share (have a "participation") in the income from or appreciation of the underlying property. These participations let the Account receive additional interest, calculated as a percentage of the revenues the borrower receives from (i) operating the property and/or (ii) selling or refinancing the property or otherwise. Participations can also involve granting the Account an option to buy the property securing the loan or an option to buy an undivided interest in the property securing the loan.

               Managing Mortgage Loan Investments. When advisable and consistent with its investment objective, the Account can sell its mortgage loans, or portions of them, before maturity. TIAA can also extend the maturity of any mortgage loan made by the Account, consent to a sale of the property subject to a mortgage loan, finance the purchase of a property by making a new mortgage loan in connection with the sale of a property (either with or without requiring the repayment of the existing mortgage loan), renegotiate and restructure the terms of a mortgage loan, and otherwise manage the Account's mortgage loans.

Standards for Direct Ownership and Mortgage Loan Investments
------------------------------------------------------------

               In making direct ownership investments and mortgage loan investments, TIAA will consider relevant real property and financial factors. These include the location, condition, and use of the underlying property, its operating history, its future income-producing capacity, and the quality, operating experience, and creditworthiness of the unaffiliated borrower.

               Before the Account acquires any direct ownership interest or makes a mortgage loan, TIAA will analyze the fair market value of the underlying real estate, taking into account the property's operating cash flow (derived from the historical and expected levels of rental and occupancy rates, and the historical and projected expenses of the property), supplemented by the general economic conditions in the area where the property is located. Ordinarily, each mortgage loan made by the Account will not exceed, when added to the amount of any existing debt, 85% of the appraised value of the mortgaged property, unless the Account is compensated for taking such additional risk.

Foreign Real Estate and Other Foreign Investments
-------------------------------------------------

               We don't expect that the Account will buy foreign real estate or make real estate-related investments in foreign countries initially, but it might do so as it grows. It might also invest in securities or other instruments of foreign governmental or private issuers that are consistent with its investment objective and policies. Often, different factors affect foreign and domestic investment decisions. For example, foreign real estate markets have different liquidity and volatility attributes than U.S. markets. Changes in currency rates, currency exchange control regulations, possible expropriation or confiscatory taxation, political, social, and economic developments, and foreign regulations can also affect foreign real estate investments. It may be more difficult to obtain and collect a judgment on foreign investments than on domestic ones.

               The value of investments that aren't denominated in U.S. dollars can go up or down as currency rates change. Rental income from those properties could be similarly affected by currency movements. Changes in currency exchange controls can also affect the value of the Account's foreign investments. The Account may seek to hedge its exposure to changes in currency rates and exchange control regulations, which could involve extra costs.

               We will consider the above factors and others before investing in foreign real estate, and won't invest unless our standards and objectives are met. Depending on investment opportunities, the Account's foreign investments could at times be concentrated in one or two foreign countries. The percentage of the Account's foreign investments will vary. However, we expect that foreign investments will be no more than 25% of the Account's portfolio.

Other Real Estate-Related Investments
-------------------------------------

               The Account can make other real estate-related investments, including holding shares of real estate investment trusts, common or preferred stock of companies whose business involves real estate, and collateralized mortgage obligations.

               Real Estate Investment Trusts. Real estate investment trusts ("REITs") are publicly-owned entities that lease, manage, acquire, hold mortgages on, and develop real estate. REITs attempt to optimize share value by acquiring and developing new projects. They also refurbish, upgrade, and renovate existing properties to increase rental rates and occupancy levels. REITs seek higher cash flows by negotiating for rental increases on existing leases, replacing expiring leases with new ones at higher rates, and improving occupancy rates.

               REITs must distribute 95% of their net earnings to shareholders in order to benefit from a special tax structure, which means they may pay high dividends. While a REIT's yield is relatively stable, its price fluctuates with interest rates. Other factors can also affect a REIT's price. For example, a REIT can be affected by such factors as cash flow dependency, the skill of its management team and defaults by lessees or borrowers. In the event of a default by a lessee or borrower, a REIT may experience delays in enforcing its rights as a lessor or mortgagee and may incur substantial costs associated with protecting its investments.

               REITs invest in real property and mortgages, and therefore are subject to many of the same risks as the Real Estate Account. See "Risk Factors," page and "Risks of REIT Investments," page 26.

               Stock of Companies Involved in Real Estate Activities. The Account can invest in common or preferred stock of companies whose business involves real estate. These stocks can be listed on one or more U.S. or foreign stock exchanges or traded over-the-counter in the U.S. or abroad. Like other equity securities, these stocks are subject to market risk -- their price can go up or down in response to changes in the financial markets. They are also subject to financial risk, which comes from the possibility that current earnings will fall or that overall financial soundness will decline, reducing the security's value.

               Collateralized Mortgage Obligations. The Account can invest in collateralized mortgage obligations ("CMOs") that are fully collateralized by a portfolio of mortgages or mortgage-related securities. CMO issuers distribute principal and interest payments on the mortgages to holders of the CMOs according to the distribution schedules of each CMO. Some classes of CMOs may be entitled to receive mortgage prepayments before other classes do. Therefore, the prepayment risk for a particular CMO may be more or less than for other mortgage-related securities. CMOs may also be less marketable than other securities.

               CMO interest rates can be fixed or variable. Variable- rate CMOs may be structured to adjust inversely with and more rapidly than short-term interest rates. As a result, their market value tends to be more volatile than other CMOs.

Other Investments
-----------------

               The Account can invest in securities issued or guaranteed by the U.S. Government or one of its agencies and instrumentalities, and debt securities of foreign governments or multinational organizations. The Account can also invest in corporate debt securities, asset-backed securities, and money market instruments and other cash equivalents issued by domestic or foreign entities. It can also buy limited amounts of common or preferred stock of domestic or foreign companies that aren't involved primarily in real estate.

               The Account will buy only investment-grade debt securities that are rated, at the time of purchase, within the top four categories by a nationally recognized rating organization or, if not rated, that are deemed to be of equivalent quality by TIAA.

               The Account's money market instruments and other cash equivalents will usually be high-quality short-term debt obligations. These investments include, but are not limited to, securities issued or guaranteed by the U.S. Government or one of its agencies and instrumentalities, commercial paper, certificates of deposit, bankers' acceptances, repurchase agreements, interest-bearing time deposits, and corporate debt securities.

               From time to time, a significant percentage of the Account may be invested in liquid assets while we look for suitable real property investments. Liquid assets don't have to be real estate-related. The Account also can temporarily increase the percentage of its liquid assets under particular circumstances. These include the rapid influx of participants' funds, lack of suitable real estate investments, or a need for greater liquidity.

                    GENERAL INVESTMENT AND OPERATING POLICIES

               The Account doesn't intend to buy and sell any direct ownership interests in properties, mortgage loans, leasebacks, or other real estate investments simply to make short-term profits by their sale. However, the Account may sell investments to raise cash, if market conditions dictate, or otherwise. The Account will reinvest any proceeds from sales of assets (and any cash flow from operations) that it doesn't need to pay operating expenses or to meet redemption requests (e.g., cash withdrawals or transfers).

               Appraisals. When acquiring properties, leasebacks, or other real estate investments, the Account will rely on TIAA's analysis of the investment and usually won't receive an independent appraisal before an acquisition. However, the Account will get an independent appraisal when it makes mortgage loans. We expect that the Account's properties and participating mortgage loans will be appraised or valued annually by an independent state-certified appraiser who is a member of a professional appraisal organization.

               Borrowing. Usually, the Account won't borrow money to purchase direct ownership interests in real properties -- i.e., these investments will be unleveraged. However, the Account may use a line of credit to meet short-term cash needs. While the properties the Account acquires ordinarily will be free and clear of mortgage indebtedness immediately after their acquisition, it is possible that the terms of a short-term line of credit may require the Account to secure a loan with one or more of its properties or other assets.

               Joint Investments. While the Account will often own the entire fee interest in a property, it can also hold other ownership interests. The Account can hold property jointly through general or limited partnerships, joint ventures, leaseholds, tenancies-in-common, or other legal arrangements. The Account cannot hold real property jointly with TIAA or its affiliates.

               Diversification. We have not placed percentage limitations on the type and location of properties that the Account can buy. However, the Account plans to diversify its investments by type of property and geographic location. How much the Account diversifies will depend upon the availability of suitable investments and how much the Account has available for investment at any given time.

               Discretion to Evict or Foreclose. TIAA can decide when it is in the best interests of the Account to evict defaulting tenants or to foreclose on defaulting borrowers. When deciding to evict or foreclose, TIAA will take a course of action that it concludes is in the best interests of the Account in order to maintain the value of an investment.

               Property Management and Leasing Services. We usually will hire a management company to perform local property management services for properties the Account owns and operates. The local management company will be responsible for day-to-day management of the property, supervising any on-site personnel, negotiating maintenance and service contracts, and providing advice on major repairs, replacements, and capital improvements. The local manager will also review market conditions in order to recommend changes in rent schedules and create marketing and advertising programs to attain and maintain good occupancy rates by responsible tenants. The Account may also hire one or more leasing companies to perform leasing services for any property with actual or projected vacancies, if the property management company doesn't already provide those services. The leasing companies will coordinate with the property management company to provide marketing and leasing services. The fees paid to the local management company, along with any leasing commissions and expenses, will reduce the Account's cash flow from a property.

               We won't usually need a management services company for mortgage loans (except for mortgage servicing), but we might decide that those services are desirable when we are foreclosing on a mortgage loan.

                            DESCRIPTION OF PROPERTIES


               As of the date of this prospectus, the Account has purchased 17 properties for its portfolio, consisting of four neighborhood shopping centers, six multi-family residential complexes, one office building and six industrial properties. In addition, the Account has purchased eight suburban office buildings through a joint venture in which it holds a 90% interest. These properties are described in detail in Appendix A. Real estate investments made on behalf of the Account after the date of this prospectus will be described in supplements to the prospectus, as appropriate.


                                  RISK FACTORS

               Participants should consider various risks before investing in the Account. These include valuation risks (see "Valuation of Assets," page 35), conflicts of interest (see "Conflicts of Interest," page 30), and the following:


Risks of Real Property Ownership
--------------------------------

               General Risks of Real Property Ownership. The Account will be subject to the risks inherent in owning real property. They include fluctuations in occupancy rates and operating expenses, unanticipated repairs and renovations (particularly in older structures), and variations in rental rates and property values. Many factors can adversely affect rental rates and property values. These include the state of the economy (local, national or global), changing supply and demand for the type of properties the Account invests in, natural disasters or man-made events, zoning laws, real property tax rates, and other governmental rates and fiscal policies.

               Operating the Account's real property mainly involves renting to tenants. There are risks associated with rentals. For example if a lease is terminated because the tenant is unable to pay the rent (including when a bankruptcy court has rejected the tenant's lease), the Account's cash flow will be reduced. If we terminate a lease, we might not be able to find a new tenant without incurring a loss. Any disputes with tenants could also involve costly litigation.

               The inability to attract and retain tenants, which means that rental income declines, is another risk for the Account. Third parties in purchase-leaseback transactions may renege or default on rental agreements or rent guarantees. We also can't assure that operating a property will produce a satisfactory profit because operating costs can increase in relation to a property's gross rental income. In particular, property taxes and utility, maintenance, and insurance costs may go up. The Account may have to advance funds to third parties to protect its investment, or sell properties on disadvantageous terms in order to raise needed funds.

               While the Account intends to reinvest cash flow from investments, we can't guarantee that those investments will generate enough income to pay the Account's operating and other expenses.

               Resale of Real Property. Because the Account invests in real property, its investments may be illiquid compared to the readily-marketable securities held by other variable annuity accounts. A poor market for real estate can make it harder to sell any particular investment for its full value. This could lead to losses or reduced profits for the Account. The risk that resale will be difficult will vary with the size, location, and type of investment. The Account might not be able to sell a property at a particular time or price. Although the Account ordinarily would sell real property for cash, the Account may at times find it necessary to provide financing to purchasers.

               Risks with Purchase-Leaseback Transactions. Risks under purchase-leaseback transactions relate to the ability of the lessee to make required payments to the Account. Because subleases are usually for shorter terms than the leaseback, the lessee's ability to make payments to the Account may depend on successfully renewing any subleases or finding new subtenants. If the leaseback interest is subordinate to other interests in the real property, such as a first mortgage or other lien, the risk to the Account increases because the lessee may have to pay the senior lienholder to prevent foreclosure before it pays the Account. If the lessee defaults or the leaseback is terminated prematurely, the Account might not recover its investment unless the property is sold or leased on favorable terms.

               Properties Acquired Prior to Completion of Development and Construction and Recently-Constructed Properties. If the Account chooses to develop a real property, it faces the risk of delays or unexpected increases in the cost of property development and construction. These risks can come from over-building, which lowers demand for rentals. They can also be the result of slower growth in local economies, poor performance of local industries, higher interest rates, strikes, bad weather, material shortages, or increases in material and labor costs. We can't guarantee that once a property is developed it will operate at the income and expense levels we projected before developing it. We also can't guarantee that a property will be developed the same way we originally planned.

               The Account may buy recently-constructed properties that are subject to agreements with sellers that provide for certain minimum levels of income. We can't guarantee that the sellers or other parties will be able to carry out their obligations under those agreements. We also can't assure you that when these agreements expire or the seller defaults, the operating income from the properties will be enough to produce as good a return as the Account was getting from those properties before the expiration or default.

Risks of Joint Ownership
------------------------

               Investing in joint venture partnerships or other forms of joint property ownership sometimes involves risks that don't apply when properties are owned directly. These risks include the co-venturer's bankruptcy or the co-venturer's having interests or goals inconsistent with those of the Account. If a co-venturer doesn't follow the Account's instructions or adhere to the Account's policies, the jointly-owned properties, and consequently the Account, might be exposed to greater liabilities than expected. A co-venturer also can make it harder for the Account to transfer its interest in the joint form of ownership. A co-venturer could have the right to decide whether and when to sell the property. As a result, it could be hard for the Account to sell joint ownership investments.

Risks of Mortgage Loan Investments
----------------------------------

               General Risks of Mortgage Loans. The main risk of a mortgage loan investment is that the borrower defaults. If that happens, the Account would have to foreclose on the underlying property to protect the value of its mortgage loan, or pursue other remedies. Since the Account will usually make non-recourse mortgage loans, it will usually rely solely on the value of the underlying property for its security. Mechanics', materialmen's, governmental, and other liens on the property may have or obtain priority over the Account's security interest.

               The unamortized principal amount due under a mortgage loan will be payable in a lump sum payment at the end of the loan term. Unless the borrower has large cash reserves, it may not be able to make this payment unless it can refinance the mortgage loan with another lender.

               If interest rates are volatile during the investment period, the Account's variable-rate mortgage loans could have lower yields.

               Prepayment Risks. The Account's mortgage loan investments will usually be subject to the risk that the borrower decides to prepay the loan. Prepayments can change the Account's return because we may be unable to reinvest the prepaid proceeds at as good an interest rate as the original mortgage loan rate.

               Loan-to-Value Ratio. The larger the mortgage loan compared to the fair market value of the property securing it, the greater the loan's risk. The Account therefore usually won't make mortgage loans of more than 85% of the appraised value of the property. (It will make larger loans only if it's compensated for the extra risk.) However, we can't guarantee that if a borrower defaults, the Account will be able to sell the property for its estimated or appraised value.

               Interest Limitations. Because state laws could change during the term of a loan or for other reasons, we might not always be able to determine with certainty whether the interest rate we are charging on mortgage loans complies with state usury laws that limit rates. If we inadvertently violate those laws, we could incur such penalties as restitution of excess interest, unenforceability of debt, and treble damages.

               Risks of Participations. A participating mortgage loan could have a relatively low fixed interest rate and provide for payment of a percentage of revenues from the property or sale proceeds. In that case, if the property doesn't generate revenues or appreciate in value, the Account will have given up a potentially greater fixed return without receiving the benefit of appreciation. It's also possible that in very limited circumstances, a court could characterize the Account's participation interest as a partnership or joint venture with the borrower. The Account would then lose the priority its security interest would otherwise have been given, or be liable for the borrower's debts.

General Risks of All Types of Real Estate-Related Investments
-------------------------------------------------------------

               Appraisal Risks. We may rely on appraisals from real estate professionals to value properties. However, appraisals are only estimates based on the professional's opinion and may not be the amount the Account receives if it sells the property. If appraisals are too high, participants sending in premiums will be credited with fewer accumulation units than if the value were lower. Participants withdrawing funds or receiving income when appraisals are too high will receive more money than they would otherwise be entitled to, which hurts other participants. If appraisals are too low, participants sending in premiums would be credited with too many accumulation units, which hurts other participants. Payments to participants making cash withdrawals or receiving income would be lower when appraisals are too low than they would have been if the appraisals were higher.

               Inaccurate appraisals can also affect the fees the Account pays to TIAA, since TIAA's fees are based on the Account's value (see "Conflicts of Interest," page 30).

               Investment Opportunities; Size of Account. We can't guarantee that good investment opportunities will come up at the same time funds are available for investment. In addition, the Account may have to forego investment opportunities if it does not have sufficient money to invest.

               It will be more difficult to diversify the Account's investments when the Account is small. Returns from the Account would, in that case, be more dependent on the performance of any one investment than if the Account were larger and more diversified.

               Casualty Losses. We will try to arrange for, or require proof of, comprehensive insurance, including liability, fire, and extended coverage, for the Account's real property and properties securing mortgage loans or subject to purchase-leaseback transactions. However, some types of catastrophic losses are uninsurable or so expensive to insure against that it doesn't make sense to buy insurance for them. These may include losses from earthquakes, wars, nuclear accidents, floods, or environmental or industrial hazards or accidents. If a disaster that we haven't insured against occurs, the Account could lose both invested principal and any future profits from the property affected.

               Some leases may permit a tenant to terminate its obligations in certain catastrophic situations, regardless of whether those events are fully covered by insurance. In that case, the Account would not receive rental income from the property while that tenant's space is vacant.

               Regulatory and Environmental Risks. The imposition of restrictive zoning regulations and land use controls, strict air and water quality standards, and noise pollution regulations by local, state, federal, and foreign governmental authorities could limit the availability of suitable investments for the Account and could increase any construction and operating costs of the Account.

               In addition, changes in local, state, federal, or international environmental regulations on the use or presence of hazardous or toxic materials or waste could raise the cost of owning and maintaining properties. It could be harder for the Account to maintain, sell, rent, finance, or refinance properties or property interests affected by new environmental regulations because of the increased costs associated with regulatory compliance. Under some federal statutes, the Account's potential liability for environmental damage could exceed the value of the Account's investment in a property.

               Under various federal, state, and local environmental regulations, a current or previous property owner or operator, and sometimes a mortgagee, may be liable for the cost of removing or cleaning-up hazardous or toxic substances on, in or released from a property. The Account could be liable for those costs on its properties, even if we didn't know of, and weren't responsible for, the presence or release of the hazardous or toxic substances. The presence of any hazardous or toxic substances, or the failure to clean up those substances properly, can limit an owner's ability to sell or rent a property. The Account could also be liable for the cost of removal or clean up of those substances at a disposal or treatment facility, even if we don't own the facility. Under current environmental regulations, the cost of any required clean-up and the liability of the owner, operator, or mortgagee is usually not limited and could exceed the property's value or the aggregate assets of the owner or operator. In an extreme case, the Account could be required to incur significant costs because of a single real estate investment if it were legally required to pay for cleaning up an environmental hazard.

               Various environmental regulations also require property owners or operators to monitor business activities on their premises that affect the environment. Failure to comply with those requirements could make it difficult to lease or sell any affected property or subject the Account to monetary penalties.

Risks of REIT Investments
-------------------------

               REITs invest in real property and mortgages, and therefore are subject to many of the same general risks associated with direct real property ownership. In particular, equity REITs may be affected by changes in the value of the underlying property owned by the trust, while mortgage REITs may be affected by the quality of any credit extended. In addition to these risks, because REIT investments are securities, they may be exposed to market risk -- price volatility due to changing conditions in the financial markets and, in particular, changes in overall interest rates.

Risks of Liquid Investments
---------------------------

               The Account's investments in securities and other instruments are subject to several types of risks. One is financial risk, which for debt securities and other fixed-income instruments comes from the possibility the issuer won't be able to pay principal and interest when due. For common or preferred stock, it comes from the possibility that the issuer's current earnings will fall or that its overall financial soundness will decline. Another kind of risk is market risk -- price volatility due to changing conditions in the financial markets and, particularly for debt securities, changes in overall interest rates. Finally, volatile interest rates may affect current income from an investment.

Other Risks
-----------

               Risk of Unspecified Investments. As of the date of this prospectus, the Account has invested only a portion of its assets in real estate and we can't tell you with certainty when and if the Account will be fully invested. While we intend to supplement this prospectus periodically to describe the Account's property investments, it is unlikely that supplements will be available for your review prior to the completion of a property acquisition. As a result, if you invest in the Account you won't have the opportunity to evaluate for yourself the economic merit of any property investments that the Account may make. You therefore must rely solely upon the judgment and ability of TIAA to select investments consistent with the Account's investment objective and policies.

               Investment Company Act of 1940. We intend to operate the Account so that it will not have to register as an "investment company" under the 1940 Act. This will require monitoring the Account's portfolio so that it won't have more than 40% of total assets (other than U.S. Government securities and cash items) in investment securities (as defined under the 1940 Act). As a result, the Account may be unable to make some potentially profitable investments.

                                  ROLE OF TIAA

               TIAA plays a significant role in operating the Real Estate Account. The Account is managed by TIAA. In addition, TIAA's general account supplied the Account's initial capital, or "seed money." On an ongoing basis, TIAA's general account provides a liquidity guarantee -- i.e., TIAA ensures that the Account has funds available to meet transfer or cash withdrawal requests. (See "Liquidity Guarantee," page 28.)

Seed Money
----------

               On July 3, 1995, TIAA contributed $100 million to the Account in exchange for $100 million in accumulation units, to enable the Account to purchase a diverse portfolio of properties without having to wait to receive premiums.


               On September 16, 1996, in accordance with a five-year fixed repayment schedule approved by the New York Insurance Department, TIAA began to redeem the accumulation units related to its seed money investment. TIAA will redeem a pro rata portion of the accumulation units monthly over a 60-month period (16,666.667 units per month). TIAA may, with prior approval of the independent fiduciary (see page 28), accelerate the 60-month redemption period. Any prepayment, however, will not modify the existing repayment schedule to the extent TIAA still owns accumulation units related to its seed money investment.


               TIAA's accumulation units are being redeemed by the Account at net asset value at the time of redemption.

               Because of its seed money investment, TIAA owned accumulation units representing 28% of the Account's net assets, as of December 31, 1996.

Liquidity Guarantee
-------------------

               Subject to federal income tax considerations and, where applicable, the terms of your plan, you can redeem accumulation units daily by making cash withdrawals or transfers from the Account. If the Account's cash flow (from premiums and investment income) and liquid investments are insufficient to fund redemption requests, TIAA's general account will fund them by purchasing accumulation units. When TIAA purchases units to keep the Account liquid ("liquidity units") or TIAA sells liquidity units back to the Account, the number of accumulation units TIAA holds will go up or down. TIAA guarantees that you can redeem your accumulation units at their then current daily net asset value. Of course, you can only make a cash withdrawal consistent with the terms of your plan.

               As TIAA buys liquidity units, it may end up owning more of the Real Estate Account than anticipated. An independent fiduciary (see below) will monitor whether liquidity units held by TIAA's general account have, together with the accumulation units representing TIAA's seed money investment (if still not redeemed), exceeded a specific percentage of the Account's total outstanding accumulation units. If so, TIAA may be required to redeem some of its liquidity units. The independent fiduciary may require the number of liquidity units TIAA holds to be reduced when the Account has uninvested cash or liquid investments available. The independent fiduciary may also select properties for the Account to sell so that TIAA can redeem liquidity units. See "Role of the Independent Fiduciary," below.

               The Account pays TIAA for the liquidity guarantee through a daily deduction from net assets. See "Liquidity Guarantee Deduction," page 40.


TIAA's ERISA Fiduciary Status
-----------------------------

               To the extent that assets of a plan subject to ERISA are allocated to the Account, TIAA will be acting as an "investment manager" (as that term is defined under ERISA) and a fiduciary under ERISA with respect to those assets.


Role of the Independent Fiduciary
---------------------------------

               TIAA's purchase and sale of liquidity units raises certain technical issues under ERISA. TIAA therefore applied for and received a prohibited transaction exemption from the U.S. Department of Labor (PTE 96-76). In connection with the exemption, TIAA has appointed an "independent fiduciary" for the Real Estate Account.

               Institutional Property Consultants, Inc., a registered investment adviser in business since 1983, serves as the Account's independent fiduciary. The independent fiduciary's responsibilities include: (1) reviewing and approving the Account's investment guidelines and any changes to them; (2) monitoring whether the properties the Account buys conform to the investment guidelines; (3) reviewing and approving valuation procedures and any changes to them; (4) approving adjustments to any property valuations that change the value of the property or the Account as a whole above or below certain prescribed levels, or that are made within three months of the annual independent appraisal; (5) reviewing and approving how we value accumulation and annuity units; (6) approving the appointment of all independent appraisers; (7) reviewing the purchase and sale of units by TIAA to ensure that we use the correct unit values; and (8) reviewing the seed money redemption schedule. If the independent fiduciary believes that any of the properties have changed materially, or that an additional appraisal is otherwise necessary to assure the Account has correctly valued a property, it can require appraisals besides those normally conducted.

               After (and, if necessary, during) the period during which the Account must repay TIAA's seed money investment, the independent fiduciary will calculate the percentage of total accumulation units that TIAA's ownership shouldn't exceed (the "trigger point"). The independent fiduciary will also create a method for changing the trigger point. It must approve any adjustment of TIAA's interest in the Account and can require an adjustment. If TIAA's investment reaches the trigger point, the independent fiduciary may plan and participate in any program for selling the Account's assets. This can include selecting properties for sale, providing sales guidelines, and approving those sales that, in the independent fiduciary's opinion, are desirable to reduce TIAA's ownership in the Account or to facilitate winding down the Account.

               The independent fiduciary will supervise the Account during any winding down of operations. It will review any program for selling the assets of the Account during that time. This review can include selecting the properties to be sold, providing sales guidelines, and approving the sale of the properties in the Account, if in the independent fiduciary's opinion, the sales would facilitate winding down.

               The independent fiduciary will also review any other transactions or matters involving the Account that TIAA submits for review to determine whether those transactions are fair and in the Account's best interest.

               TIAA appointed the independent fiduciary for a five-year term, and has established a special subcommittee of the Investment Committee of its Board of Trustees with authority to renew the appointment or remove the independent fiduciary. When the term ends, the independent fiduciary will not be reappointed unless more than 60% of the subcommittee members approve. Before the term ends, the independent fiduciary can be removed for cause by the vote of the majority of subcommittee members. In addition, the independent fiduciary can resign after at least 180 days' written notice. If the independent fiduciary resigns or is removed, the special subcommittee will appoint a successor.

               TIAA pays the independent fiduciary directly. The investment management charge deducted from the Account's assets and paid to TIAA includes TIAA's costs for retaining the independent fiduciary. The independent fiduciary will receive less than 5% of its annual income, including payment for services to the Real Estate Account during its term as independent fiduciary, from TIAA.

               Your decision as a participant or plan fiduciary to invest in the Account will constitute your approval and acceptance of Institutional Property Consultants, Inc. or any successor to serve as the Account's independent fiduciary, after full and fair disclosure has been made by TIAA, including the disclosure in this prospectus.

                              CONFLICTS OF INTEREST

               TIAA is a nonprofit company and will not accept acquisition or placement fees for services provided to the Account. However, the same people who oversee the Account's real estate and non-real estate investments may also buy, sell, and manage the real estate-related and other investments of TIAA's general account. This could create conflicts of interest.

               The potential for conflicts of interest can arise because TIAA's general account may sometimes compete with the Real Estate Account in the purchase or sale of investments. However, we do not expect many conflicts to arise because the Real Estate Account and TIAA's general account will normally have different investment and sale objectives and will generally not be in the market to purchase or sell the same types of properties at the same time. Whenever the investment or sale objectives of the Real Estate Account and TIAA's general account are similar, we will use the following procedures to eliminate conflicts of interest: The decision, in the first instance, as to whether the Real Estate Account or TIAA's general account will purchase or sell a property will be determined by such factors as which account has cash available to make the purchase, the effect the purchase or sale will have on the diversification of each account's portfolio, the estimated future cash flow of the portfolios with regard to both purchases or sales, and other relevant legal or investment policy factors. If this analysis does not clearly determine which account should participate in a transaction, a rotation system will be used.

               Potential conflicts of interest could also arise because some properties in TIAA's general account may compete for tenants with properties the Account owns or has an interest in.

               The decision as to whether properties owned by the Account or TIAA's general account will lease space to a tenant will be determined by such factors as the tenant's preference between the two properties, how much the tenant is willing to pay for rent, and which property can best afford to pay any required costs associated with such leasing.

               Many of the personnel of TIAA involved in performing services to the Real Estate Account will have competing demands on their time. The personnel will devote such time to the affairs of the Account as TIAA's management determines, in its sole discretion exercising good faith, is necessary to properly service the Account. TIAA believes that it has sufficient personnel to discharge its responsibility to both the general account and the Account and to avoid conflicts of interest.

Indemnification
---------------

               The Account has agreed to indemnify TIAA and its affiliates, including its officers and directors, against certain liabilities, including liabilities under the Securities Act of 1933. The Account may make such indemnification out of its assets.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

               The Account began operating on July 3, 1995 and interests in the Account began being offered to participants on October 2, 1995.


               Through December 31, 1996, the Account had acquired a total of thirteen real estate properties, including four industrial properties, four neighborhood shopping centers, one office property and four apartment complexes. As of December 31, 1996, these properties represented 35.82% of the Account's total investment portfolio. 64% of the net transfers into the Account during 1996 were received during the fourth quarter, and 43% of the Account's total premiums during 1996 were received during the same time frame. This high volume of premiums and transfers into the Account so late in the year had a negative impact on the level of real estate properties held as a percentage of total investments at December 31, 1996.

               The Account has made a number of additional property purchases since the beginning of the year. In April 1997, the Account purchased in joint venture with Pegasus Partners, Inc., a subsidiary of USF&G Corporation, eight suburban office buildings for a combined total purchase price of $164.5 million. (TIAA has a 90% interest in the joint venture.) The Account also purchased two industrial properties and two apartment complexes since the beginning of 1997. The Account continues to pursue suitable property acquisitions, and is currently in various stages of negotiations with a number of prospective sellers. While attractive acquisition prospects are available in the current market, significant competition exists for the most desirable properties.

               As of December 31, 1996, the Account also held investments in sixteen real estate investment trusts (REITs), representing 4.95% of the portfolio, commercial paper and corporate bonds, representing 5.12% of the portfolio and short-term obligations of U.S. government agencies, representing 54.11% of the portfolio.


Results of  Operations-Year  Ended  December  31, 1996  Compared to Period Ended
--------------------------------------------------------------------------------
December 31, 1995
-----------------

               The Account's total net return was 8.33% for the year ended December 31, 1996 and 2.57% for the six month period ended December 31, 1995. The Account's performance in 1995 was lower for two reasons, first the Account was operational for less than a full year in 1995 and its real estate investments were made late in the period.


               The Account's net investment income, after deduction of all expenses, was $12,452,376 for the year ended December 31, 1996 and $2,640,397 for the six month period ended December 31, 1995, a 372% increase. This increase was the result of a full year of operations coupled with a growing base of net assets from December 31, 1995 to December 31, 1996. Total assets increased 198% during that period. In addition, the Account had net realized and unrealized gains (gross unrealized gains less gross unrealized losses) on investments of $3,330,539 and $35,603 for the year ended December 31, 1996 and six month period ended December 31, 1995, respectively. Net unrealized gains on real estate properties occurred for the first time during 1996 and accounted for 30% of the net change in unrealized appreciation for that period. Such gains and losses resulted from the periodic revaluations of the Account's properties. The gains were based, in part, on the fact that our experience operating the properties provided us with better estimates of future income and expenses, and, in part, on increasing prices for certain property types held by the Account. The losses were based, in part, on slower re-leasing of space at certain properties owned by the Account.

               Net unrealized gains on marketable securities accounted for 70% of the net change in unrealized appreciation for the year ended December 31, 1996 and 100% during the six month period ended December 31, 1995. The net unrealized gains during both periods resulted primarily from price appreciation of the shares of REIT stock owned by the Account.

               The Account's real estate holdings generated approximately 56% and 4% of the Account's total investment income (before deducting Account expenses) during the year ended December 31, 1996 and the six month period ended December 31, 1995, respectively. The remaining 44% and 96%, respectively, of the Account's total investment income was generated by marketable securities investments. The Account's first real estate purchase was made on November 22, 1995, which explains the low percentage of real estate income in 1995. As the Account approaches its goal of being approximately 70% to 80% invested in real estate, future investment income is expected to be affected to a greater degree by its real estate holdings. While the future performance of the Account's investments cannot be predicted, assuming little change in current economic conditions, this anticipated increase in real estate holdings is expected to have a positive impact on the Account's total return.

               Gross real estate rental income was $10,951,183 for the year ended December 31, 1996 and $165,762 for the six month period ended December 31, 1995. As of December 31, 1995, the Account owned five properties, and, as of December 31, 1996, the Account owned thirteen properties. This increase in the number of properties owned by the Account was a major factor in the higher real estate income for 1996. Interest income on the Account's short-and intermediate-term investments for the year ended December 31, 1996 and the six month period ended December 31, 1995 totaled $5,570,907 and $2,820,229, respectively. This increase results from the threefold increase in the size of the Account during 1996 coupled with a full year of investing activity. Dividend income on the Account's investments in REITs totaled $456,579 and $8,671, respectively, for the same periods. Shares of REITs totaled 4.95% of the Account investments as of year end 1996 and 0.37% as of year end 1995. This increased percentage and the longer investing period accounted for the increased dividend income for 1996.

               Total property level expenses for the year ended December 31, 1996 were $3,370,497, of which $1,254,163 was attributable to real estate taxes and $2,116,334 represented operating expenses. Total property level expenses for the six month period ended December 31, 1995 were $43,832 of which $14,659 was attributable to real estate taxes and $29,173 was attributable to operating expenses. Property level expenses increased in 1996 as a result of the increased number of properties in the Account during 1996 and due to the fact that the 1995 amounts represent a six month period while 1996 represents a full year of activity.


               The Account also incurred expenses for the year ended December 31, 1996 and six month period ended December 31, 1995 of $642,042 and $227,531, respectively, for investment advisory services provided by TIAA, $437,894 and $66,320, respectively, for administrative and distribution services provided by TIAA-CREF Individual and Institutional Services, Inc. and $75,860 and $16,582, respectively, for the mortality and expense risks assumed and the liquidity guarantee provided by TIAA. Such expenses increased in 1996 as a result of the larger net asset base in the Account during 1996 and because the 1995 expenses were incurred for a six month period while the 1996 expenses represents a full year of activity.


Liquidity and Capital Resources
-------------------------------

               On September 16, 1996, in accordance with a five-year repayment schedule approved by the New York Insurance Department, TIAA began to redeem its seed money accumulation units related to its initial $100 million seed money investment. TIAA will continue to redeem a pro rata portion of the accumulation units it holds over a 60 month period (16,666.667 units per month). As of December 31, 1996, the Account had redeemed 66,667 accumulation units at prevailing daily unit values, amounting to $7,294,134 in total redemption payments to TIAA, leaving it holding 933,333 units at year end 1996 with a value of $103,703,507.

               For the year and six month period ended December 31, 1996 and 1995, the Account earned $12,452,376 and $2,640,397, respectively, in net investment income and received $242,175,188 and $17,606,693, respectively, for the same periods in premiums and net participant transfers from other TIAA and CREF accounts. Real estate properties costing $86,731,333 and $43,989,665 were purchased during 1996 and 1995, respectively. At December 31, 1996 and 1995, the Account's liquid assets (i.e., its cash, REITs, short- and intermediate-term investments, and government securities) had a value of $240,109,263 and $74,389,356, respectively. It is anticipated that much of these liquid assets, exclusive of the REITs, will be used by the Account to purchase additional suitable real estate properties. The remaining liquid assets, exclusive of the REITs, will continue to be primarily invested in marketable securities to meet expense needs and redemption requests (e.g., cash withdrawals or transfers).


               If the Account's liquid assets and its cash flow from operating activities and participant transactions are not sufficient to meet its cash needs, including redemption requests, TIAA's general account will purchase liquidity units in accordance with TIAA's liquidity guarantee to the Account.

               No major capital expenditures were made during 1996 for any of the properties purchased through December 31, 1996. There is a small portion of the leased space in the industrial and office properties and the neighborhood shopping centers due to expire during 1997. The Account does not expect to incur any extraordinary construction costs or leasing commissions in order to re-lease that space. For the apartment complexes, the Account expects to incur only routine recurring costs, e.g., painting and carpet cleaning and minor replacements to re-lease apartments that become vacant.

Effects of Inflation
--------------------

               In recent years, inflation has been modest. To the extent that inflation may increase property operating expenses in the future, we expect such increases will generally be billed to tenants either through contractual lease provisions in office, industrial, and retail properties or through rent increases in apartment complexes. However, to the extent there is unrented space in a property, the Account may not be able to recover the full amount of such increases in operating expenses.


                               VALUATION OF ASSETS


               We value the Account's  assets as of the close of each  valuation day. The Account's net asset value at the end of any valuation day is equal to the sum of: (i) the value of the Account's cash, cash equivalents, and short-term and other debt instruments; (ii) the value of any of the Account's other securities investments; (iii) the value of the individual real properties and other real estate-related investments owned by the Account, determined as described below; and (iv) an estimate of the accrued net operating income earned by the Account from real properties and certain other real estate-related investments, reduced by the Account's liabilities, including the daily investment management fee and certain other expenses attributable to operating the Account (see "Expense Deductions," page 40).


               Our valuation procedures are described below. The independent fiduciary approves these procedures and any changes to them (see page 28).


Valuing Real Estate-Related Investments
---------------------------------------

               Valuation Methods for Real Property. Individual real properties including purchase-leasebacks and joint ventures will initially be valued at their purchase prices. (Prices include all expenses related to purchase, such as acquisition fees, legal fees and expenses, and other closing costs.) However, we could use a different value in appropriate circumstances.

               After this initial valuation, an independent appraiser will value properties at least once a year. The independent fiduciary must approve all independent appraisers that the Account hires. The independent fiduciary can require additional appraisals if it believes that a property has changed materially or otherwise to assure that the Account is valued correctly.

               Quarterly, we will conduct an internal review of each of the Account's properties. We'll adjust a valuation if we believe that the value of the property has changed since the previous valuation. We'll continue to use the revised value to calculate the Account's net asset value until the next review or appraisal. However, we can adjust the value of a property in the interim to reflect what we believe are actual changes in property value.

               The Account's net asset value will include the current value of any note receivable (an amount that someone else owes the Account) from selling a real estate-related investment. We'll estimate the value of the note by applying a discount rate appropriate to then-current market conditions.

               Valuation Methods for Conventional Mortgages. Individual mortgages will initially be valued at their face amount. Thereafter, quarterly, we'll value the Account's fixed interest mortgage loans by discounting payments of principal and interest to their present value (using a rate at which commercial lenders would make similar mortgage loans of comparable maturity). We'll also use this method for foreign mortgages with conventional terms.

               We'll adjust mortgage values quarterly using this formula, unless we believe that it's necessary to adjust them more frequently. We'll get information about commercial lenders by surveying typical lending institutions and from other sources.

               Valuation Methods for Participating Mortgages. Individual mortgages will initially be valued at their face amount. Thereafter, quarterly, we'll calculate the values of the Account's mortgage loans with participation features. To do so we'll make various assumptions about occupancy rates, rental rates, expense levels, capitalization rates upon sale, and other things. We'll use these assumptions to project the cash flow from each investment over the term of the loan, or sometimes over a shorter period. For these purposes, cash flow includes fixed interest, the participation feature, and any anticipated share in sale proceeds. To calculate asset value, we'll assume that the real property underlying each investment will be sold at the end of the period used in the valuation at a price based on market assumptions for the time of the projected sale. Although we use this time period to calculate asset values, it doesn't mean that the Account will actually hold the investment for that period.

We chose it simply as a frame of reference for estimating asset values.

               After we calculate estimated cash flows and sale proceeds, we discount them to their present value (using rates appropriate to then-current market conditions). We can then estimate the value of the mortgage.

               Net Operating Income. The Account usually receives operating income from its real properties and other real estate-related investments intermittently, not daily. We believe it is fairer to participants to estimate the Account's net operating income rather than applying it when we actually receive it. Therefore, we assume that the Account has earned (accrued) a proportionate amount of that estimated amount daily. However, because these estimates might not turn out to be accurate, you bear the risk that, until we adjust the estimates, we could be under- or overvaluing the Account.

               The Account's estimated net operating income from real estate assets will be based on estimates of revenues and expenses for each property. Every year, we'll prepare a month-by-month estimate of the revenues and expenses ("estimated net operating income") for each of the Account's properties. Each day, we'll add the appropriate fraction of the estimated net operating income for the month to the Account's net asset value, as determined above. In effect, the Account will have a daily accrued receivable equal to the estimated net operating income from each of its properties.

               Every month, the Account will receive a report of actual operating results for each property ("actual net operating income"). We will then recognize the actual net operating income on the accounting records of the Account. We will also adjust accordingly the daily accrued receivable that is then outstanding. As the Account actually receives cash from a property, we'll adjust the daily accrued receivable and other accounts appropriately.

Appraisals and Realizable Value of Investments
----------------------------------------------

               The Account's net asset value won't necessarily reflect the true or realizable value of the Account's assets (i.e., what the Account would get if it sold them). We believe that we use reasonable assumptions, estimates, and formulas to calculate the values of the Account's investments. However, we can't guarantee the Account will receive that amount when it sells a property. We also expect that the Account will sell some of its real properties for cash and notes (i.e., promises to pay in the future), rather than cash alone. In the future, the amount of the note could be greater or less than the amount of the cash.

               TIAA will use annual independent appraisals of the real properties in calculating asset values. However, appraisals are only estimates and don't necessarily reflect an investment's true or realizable value. If necessary, TIAA will have properties appraised more frequently than currently planned.

               Adjustments. We can adjust the values of an investment if we believe events or market conditions have increased or decreased the realizable value of that investment. We might do so, for example, if an event directly affects a property or its surrounding area. We could also make adjustments for events that affect a borrower's or lessee's ability to make payments on a mortgage loan or leaseback. We can't assure that we will always become aware of each event that might require a valuation adjustment. Also, because our evaluation is based on subjective factors and interpretations, we cannot assure you that we will make adjustments in all cases where changing conditions could affect the value of the real property investments, mortgage loans, or leasebacks.

               The independent fiduciary will approve any adjustments to any valuation of one or more properties which results in an increase or decrease of:
(1) more than 6% of the value of any of the Account's properties since the last independent annual appraisal; (2) more than 2% in the value of the Account since the prior month; or (3) more than 4% in the value of the Account within any quarter. The independent fiduciary will also approve adjustments to any property valuation that are made within three months of the annual independent appraisal.

               Right to Change Valuation Methods. If we decide that a different valuation method would reflect the value of an investment more accurately, we may use that method if the independent fiduciary consents. Changes in TIAA's valuation methods could change the Account's net asset value. This, in turn, could change the values at which participants purchase or redeem Account interests.

Valuing Liquid Investments
--------------------------

               Debt Securities and Money Market Instruments. We value fixed-income securities (including money market instruments) for which market quotations are readily available at the most recent bid price or the equivalent quoted yield for those securities (or those of comparable maturity, quality, and type). We obtain values for money market instruments with maturities of one year or less either from one or more of the major market makers for those securities or from one or more financial information services. We use an independent pricing service to value securities with maturities longer than one year except when we believe prices do not accurately reflect the fair value of these securities.

               Equity Securities. We value equity securities listed or traded on the New York Stock Exchange or the American Stock Exchange at their last sale price on the valuation day. If no sale is reported that day, we use the mean of the closing bid and asked prices. Equity securities listed or traded on any other exchange are valued in a comparable manner on the principal exchange where traded.

               We value equity securities traded on the NASDAQ Stock Market's National Market at their last sale price on the valuation day. If no sale is reported that day, we use the mean of the closing bid and asked prices. Other U.S. over-the-counter equity securities are valued at the mean of the closing bid and asked prices.

               Foreign Securities. To value investments traded on a foreign exchange or in foreign markets, we use their closing values under the generally accepted valuation method in the country where traded, as of the valuation date. We convert this to U.S. dollars at the exchange rate in effect on the valuation day.

               Investments Lacking Current Market Quotations. We value securities or other assets for which market quotations are not readily available at fair value as determined in good faith under the direction of the Investment Committee of TIAA's Board of Trustees and in accordance with the responsibilities of TIAA's Board as a whole.


                 MANAGEMENT AND INVESTMENT ADVISORY ARRANGEMENTS

               The Account doesn't have its own management or board of directors. Rather, TIAA employees, under the direction and control of TIAA's Board of Trustees and its Investment Committee, manage the investment and reinvestment of the Account's assets pursuant to investment management procedures adopted by TIAA for the Account. You don't have the right to vote on the management and operation of the Account directly; however, you may send ballots to advise the TIAA Board of Overseers about voting for nominees for the TIAA Board of Trustees.

               TIAA's investment management responsibilities include research and recommending and placing orders for securities, real estate-related investments, and other investments. TIAA's investment management decisions for the Account may be subject to review and approval by the Account's independent fiduciary (see page 28).

               TIAA also provides all portfolio accounting, custodial, and related services for the Account. In performing these services, TIAA employees will act consistent with the Account's investment objective, policies, and restrictions (see page 13).

               TIAA provides all services to the Account at cost. For more about the charge for investment management services, see "Investment Management Expense Deduction," below.

               For information about the Trustees and principal executive officers of TIAA, see Appendix B to this prospectus.

                               EXPENSE DEDUCTIONS

               Deductions are made each valuation day from the net assets of the Account for various services required to manage investments, administer the Account and the contracts, and to cover certain risks borne by TIAA. Services are performed at cost by TIAA and TIAA-CREF Individual & Institutional Services, Inc. ("Services"), a non-profit subsidiary of TIAA. Because services are provided at cost, we expect that expense deductions will be relatively low. TIAA guarantees that in the aggregate, the expense charges will never be more than 2.50% of average net assets per year.

Investment Management Expense Deduction
---------------------------------------

               This deduction is for TIAA's investment advice, portfolio accounting, and custodial and similar services, including independent fiduciary and appraisal services. The current daily deduction is equivalent to 0.28% of net assets annually.

Administrative and Distribution Expense Deduction
-------------------------------------------------

               This deduction is for Services' administrative expenses, such as allocating premiums and paying annuity income, and for expenses related to the distribution of the contracts. The current daily deduction for the Account is equivalent to 0.23% of net assets annually, of which 0.20% is for administrative services and 0.03% is for distribution services.

Mortality and Expense Risk Deduction
------------------------------------

               TIAA imposes a daily charge as compensation for bearing certain mortality and expense risks. The current daily deduction is equal to 0.06% of net assets annually. TIAA computes the actual mortality and expense risk charge it deducts as a percentage of the Account's net assets, less seed money invested by TIAA. Accumulations and annuity payments aren't affected by changes in actual mortality experience or by TIAA's actual expenses.

Liquidity Guarantee Deduction
-----------------------------

               This deduction is for TIAA's liquidity guarantees. The current daily deduction for the Account is equivalent to 0.03% of net assets annually. TIAA computes the actual liquidity expense it charges the Account as a percentage of the Account's real estate assets, less seed money invested by TIAA.

Quarterly Adjustment
--------------------

               Normally within 30 days after the end of every quarter, we reconcile how much we deducted as discussed above with the expenses the Account actually incurred. If there's a difference, we add it to or deduct it from the Account in equal daily installments over the remaining days in the quarter. TIAA's board can revise the deduction rates from time to time to keep deductions as close as possible to actual expenses.

No Deductions from Premiums or on Withdrawals
---------------------------------------------

               Currently there are no expense deductions from your premiums or amounts you withdraw in cash, although TIAA reserves the right to deduct expenses in the future.

Brokerage Fees and Related Transaction Expenses
-----------------------------------------------

               Brokers' commissions, transfer taxes, and other portfolio fees are charged directly to the Real Estate Account.


                              THE ANNUITY CONTRACTS

               TIAA offers the Real Estate Account as a variable component of a number of different accumulating annuity contracts: a Retirement Annuity ("RA"); a Group Retirement Annuity ("GRA"); a Supplemental Retirement Annuity ("SRA"); a Group Supplemental Retirement Annuity ("GSRA"); and a Rollover Individual Retirement Annuity ("Rollover IRA"). Subject to regulatory approval, we plan to offer an Individual Retirement Annuity that accepts both direct contributions and rollovers (the "New IRA") and a Keogh Plan Annuity ("Keogh"). (We refer to the Rollover IRA and New IRA collectively as the "IRAs".) The availability of the Account under the contracts also may be subject to state regulatory approval.

               RAs, SRAs, IRAs, and Keoghs are issued to you directly. GRAs and GSRAs are issued under the terms of a group contract. Neither you nor your beneficiaries can assign your ownership of a TIAA contract to anyone else, except as a result of a qualified domestic relations order as defined by the IRC. Currently TIAA makes no deductions from your premiums, but we reserve the right to do so in the future.

               TIAA also offers the Real Estate Account through various types of income-paying contracts. These are described beginning on page 53. In addition, the Account may be available under certain unallocated TIAA group annuity contracts issued to employers.

Right to Cancel Contract
------------------------

               You can cancel any TIAA RA, SRA, GSRA, IRA or Keogh contract up to 30 days after you first receive it, unless it's one under which annuity payments have begun. This right to cancel applies only if you don't already have an existing TIAA contract, not simply if you're receiving a Real Estate Account contract rider for the first time. To cancel a contract, mail or deliver it and a signed Notice of Cancellation to TIAA's home office. If asked to cancel the contract, TIAA will do so as of its date of issue, then send the entire current accumulation, including premiums, deductions (if any), and investment gains or losses, back to the premium remitter (although in some states we are required to send back your entire premium and any deductions, without accounting for any interim investment results). If you're considering canceling a TIAA contract, consult your employer.

RA and GRA Contracts
--------------------

               RA and GRA contracts are used mainly for employer- sponsored retirement plans set up under sections 401(a), 403(a) and 403(b) of the IRC (and, in limited cases, other types of employer-sponsored plans). Your rights under these contracts may be subject to vesting requirements under your employer's plan. Occasionally we issue RA or GRA contracts to employers to meet deferred compensation obligations. If you have a deferred compensation agreement, ask your employer about your rights and obligations.

               Depending  on the terms of your plan,  RA premiums can be paid by your employer, you, or both. If your RA premiums include contributions by both you and your employer, the employer usually remits them in a single combined payment. If you're paying some or all of the periodic premium, your contributions can be in either pre-tax dollars, by salary reduction (i.e., your employer periodically reduces your taxable compensation by a specified sum, and sends an equal amount to TIAA); or after-tax dollars, by payroll deduction -- in either case, subject to your employer's plan. For RAs only, you can make single, non-recurring contributions in any amount directly to TIAA.

               GRA premiums can also include contributions from your employer or both you and your employer. Like an RA, the GRA lets you make pre-tax contributions by salary reduction and after-tax contributions by payroll deduction -- again subject to your employer's plan. You can't make payments directly; your employer has to send them for you. You can also transfer accumulations from another investment choice under your employer's retirement plan to your RA or GRA contract (see page 48).

SRA and GSRA Contracts
----------------------


               SRA and GSRA contracts are used mainly for voluntary tax-deferred annuity ("TDA") plans set up under section 403(b) of the IRC. The GSRA may also be used for IRC section 401(k) plans. SRAs are issued directly to you, while GSRAs are issued through an agreement between TIAA and your employer. For both SRAs and GSRAs, you pay all premiums in pre-tax dollars via salary reduction. You can't pay premiums directly, though you can transfer amounts from another TDA plan (see below).


Rollover IRA Contracts
----------------------

               TIAA's Rollover Individual Retirement Annuity ("Rollover IRA") is issued under IRC section 408(b). You currently can use it only for tax-deferred funds previously held in an eligible institution's retirement plan or in individual retirement accounts that were themselves set up with amounts originally in an eligible institution-sponsored plan. Subject to regulatory approval, we expect to expand eligibility, so that you or your spouse can also set up a Rollover IRA with funds rolled over from any retirement plan or individual retirement account, as long as such a rollover is permitted by the IRC and as long as you are currently employed by or retired from an eligible institution.

New IRA Contracts
-----------------

               We plan to issue, subject to regulatory approval, a New IRA contract that accepts the same type of funds that the Rollover IRA currently accepts, the funds it would accept under the expanded eligibility just described, as well as other types of funds. These are:


               (1)  Direct   payments  from  anyone   employed  by  an  eligible
institution or married to an employee. The IRC limits the amount you can contribute, usually to $2,000. See "Federal Income Taxes," page 62.

               (2) Contributions to a Simplified Employee Pension (SEP) plan. You can use the New IRA to fund your SEP plan if you have income from self-employment and you're currently employed by or retired from an eligible institution. If you open your IRA when you are retired, or if you have a SEP plan, your contributions must be from "qualified income". Qualified income is income from work related to your primary academic or research career. You can also use the IRA to accept contributions from an eligible institution's SEP plan. For more information, please contact TIAA.

Keogh Plan Contracts
--------------------


               Subject to regulatory approval, we have plans to offer Keogh contracts. They will be issued under IRC sections 401(a) and 403(a). If you own an unincorporated business, you can use them to fund your Keogh plan if you are currently employed by or retired from an eligible institution. The IRC limits the amount you can contribute each year, and contributions must be from qualified income (see above). See "Federal Income Taxes," page 61.


Remitting Premiums
------------------

               We'll issue you a TIAA contract as soon as we receive your completed application or enrollment form. If you already have a TIAA contract, you will receive a rider permitting you to allocate premiums to the Real Estate Account. You may remit premiums to the Account under RAs, GRAs, or GSRAs only if permitted under your employer's plan. Your premiums will be credited to the Real Estate Account as of the business day we receive them.

               If we receive premiums from your employer before your application or enrollment form, we'll credit the premiums to the CREF Money Market Account until we receive your form. We'll transfer and credit the amount you've specified to the Real Estate Account as of the business day we receive your completed application or enrollment form.

               If the allocation instructions on your application or enrollment form are incomplete, violate plan restrictions, or don't total 100%, we'll credit your premiums to the CREF Money Market Account until we do receive complete instructions. Any amounts that we credited to the CREF Money Market Account before we received correct instructions will be transferred to the Real Estate Account only on request, and will be credited as of the business day we receive that request.

               TIAA doesn't restrict the amount or frequency of premiums to your RA, GRA, and IRA contracts, although we reserve the right to impose restrictions in the future. Your employer's retirement plan may limit your premium amounts, while the IRC limits the total annual premiums to plans qualified for favorable tax treatment (see page 61).

               Ordinarily (subject to any temporary restriction on acceptance of premiums and transfers, described below), TIAA will accept premiums to an accumulating contract at any time. Once your first premium has been paid, your TIAA contract can't lapse or be forfeited for nonpayment of premiums. However, TIAA can stop accepting future payments to both the GRA and GSRA contract at any time.

               Employees or retirees of eligible institutions can also purchase at any time a contract to begin receiving annuity income starting the first day of the following month.

Possible Restrictions on Acceptance of Premiums and Transfers
-------------------------------------------------------------

               From time to time we may stop accepting premiums for and/or transfers into the Account. We might do so if, for example, we can't find enough appropriate real estate-related investment opportunities at a particular time. Whenever reasonably possible, we will notify you before we decide to restrict premiums and/or transfers. However, because we may need to respond quickly to changing market conditions, we reserve the right to stop accepting premiums and/or transfers at any time without prior notice.

               If we decide to stop accepting premiums into the Account, amounts that would otherwise be allocated to the Account will be allocated to the CREF Money Market Account instead, unless you give us other allocation instructions. We will not transfer these amounts out of the CREF Money Market Account when the restriction period is over, unless you request that we do so. However, we will resume allocating premiums to the Account on the date we remove the restrictions.

Allocation of Premiums
----------------------

               You can allocate all or part (whole percentages) of your premiums to the Real Estate Account. Allocations are subject to the terms of your employer's plan. TIAA reserves the right to refuse to allocate premiums where the allocation is not consistent with an employer's plan. Amounts can also be allocated to TIAA's traditional annuity or one or more of the investment accounts offered under the companion variable annuity certificates issued by CREF.

               You can change your allocation for future premiums at any time by writing to our home office or calling 1 800 842-2252; however, we reserve the right to suspend or terminate your right to change your allocation by telephone.


Accumulation Units
------------------

               Your premiums purchase accumulation units. When you pay premiums or make transfers into the Account, the number of your units will increase; when you take a cash withdrawal, transfer from the Account, or apply funds to begin annuity income, the number of your units will decrease. We calculate how many accumulation units to credit by dividing the amount allocated to the Account by its accumulation unit value for the business day when we received your premium. To determine how many accumulation units to subtract for cash withdrawals and transfers, we use the unit value for the business day when we receive your completed transaction request and all required information and documents (unless you ask for a later date). For amounts applied to begin annuity income or death benefits, the accumulation unit value will be the one for the last valuation day prior to your annuity starting date (unless you ask for a different date). See "The Annuity Period," page 50 and "Death Benefits," page 55.


               The value of the accumulation units reflects the Account's investment experience (i.e., its accrued real estate net operating income, dividends, interest and other income accrued), realized and unrealized capital gains and losses, as well as expense charges against the Account's assets (see page 40). We calculate the accumulation unit values at the end of each valuation day. To do that, we multiply the previous day's values by the net investment factor for the Account. The net investment factor is calculated as A divided by B, where A and B are defined as:

            A. The value of the  Account's  net assets at the end of the current valuation period, less premiums received during the current valuation period.

            B. The value of the  Account's net assets at the end of the previous valuation period, plus the net effect of transactions made at the start of the current valuation period.

               The valuation of accumulation units will be reviewed and approved by the independent fiduciary (see page 28).

The General Account and TIAA's Traditional Annuity
--------------------------------------------------

               This prospectus provides information mainly about the Real Estate Account, your TIAA contract's variable component. Premiums remitted under your TIAA contract to TIAA's traditional annuity become part of the general account of TIAA, which includes all TIAA assets, except those in the Real Estate Account or any other TIAA separate investment account. Unlike an investment in the Real Estate Account, in which you bear the investment risk, TIAA bears the full investment risk for all accumulations in TIAA's traditional annuity. For more about TIAA's traditional annuity, see the contract itself.

Transfers Between the Real Estate Account and TIAA's Traditional
----------------------------------------------------------------
Annuity or CREF
---------------

               Subject to the conditions below, you can transfer some or all of your accumulation in the Real Estate Account to TIAA's traditional annuity or to a CREF certificate once a calendar month. Transfers generally must be for at least $1,000 at a time (or the entire part of your accumulation permitted to be withdrawn, if less). (This minimum doesn't apply to transfers to the TIAA Retirement Loan Contract.) Under RAs, GRAs, and GSRAs, transfers to certain CREF accounts may be restricted by your plan. For more information, contact TIAA (see page 66).

               You can also transfer some or all of your accumulation in TIAA's traditional annuity or in your CREF certificate to the Real Estate Account (although your employer's plan may restrict your right to transfer any accumulations to the Real Estate Account under RA, GRA, and GSRA contracts). These transfers generally must be for at least $1,000 per account at a time. Transfers from TIAA's traditional annuity to the Real Estate Account under RA and GRA contracts take place in roughly equal installments over a ten-year period via a TIAA transfer payout annuity, or "TPA". There are no similar restrictions on transfers from TIAA's traditional annuity under SRA, GSRA, or IRA contracts, as long as you are transferring at least $1,000 at a time.

               Because excessive transfer activity can hurt Account performance and other participants, we reserve the right to further limit transfer frequency or otherwise modify the transfer privilege in the future. You can also transfer on a limited basis during the annuity period (see page 52). Currently, we don't charge you for transfers to CREF or to TIAA's traditional annuity.

Transfers to Other Companies and Cash Withdrawals  from the Real Estate  Account
--------------------------------------------------------------------------------

               If you have a TIAA RA, GRA, or GSRA contract, your ability to move funds from the Real Estate Account to a company other than TIAA or CREF will depend upon the terms of your employer's plan. If the plan permits, you can move some or all of your accumulation to any company approved by your employer. Under a TIAA SRA or IRA contract, however, you may transfer funds from the Real Estate Account to any company without similar plan limitations. If you do transfer some or all of your accumulation to another company, you bear the risk of the investment and tax consequences of your decision.

               Cash withdrawals from your SRA, GSRA, or IRA Real Estate Account accumulation may be made at any time during the accumulation period, subject to any tax law restrictions. Cash withdrawals from your RA or GRA Real Estate Account accumulation may be limited by the terms of your employer's plan. Cash withdrawals usually must be for at least $1,000 (or the entire part of your accumulation permitted to be withdrawn, if less). For more information, see "General Considerations for all Cash Withdrawals and Transfers," page 48, "Tax Issues," page 49 and "Federal Income Taxes," page 61.

               Currently, TIAA does not charge you for transfers to other companies or for cash withdrawals.

               Rules on  transfers  and cash  withdrawals  vary  depending on an
institution's   plan,  so  consult  your  past,  current  and  potential  future employer(s) for more detailed information.

Systematic Withdrawals and Transfers
------------------------------------

               You can arrange to have TIAA execute withdrawals and transfers for you automatically. At your request, we will withdraw from your accumulation as cash, or transfer to TIAA's traditional annuity, a CREF certificate, or another company, any fixed number of accumulation units or dollar amount or percentage of accumulation that you specify until you tell us to stop or until your accumulation is exhausted. Currently, the initial amount must be at least $100. The availability of the service is subject to any restrictions in your employer's retirement plan.

Transfers to TIAA from Other Plans
----------------------------------

               Ordinarily you can make single-sum transfers from another 403(b) retirement plan to a TIAA contract. Likewise, if your TIAA contract is part of a 401(a) or 403(a) arrangement, you can make single-sum transfers to it from other 401(a) or 403(a) plans if the plan using TIAA and the other 401(a) or 403(a) plan so provide. Amounts transferred from another company to TIAA may still be subject to provisions of the original retirement plan. Under current federal tax law, you can also transfer funds from certain 401(a), 403(a), and 403(b) plans, or from an IRA containing funds originally contributed to such plans, to a TIAA IRA.

General Considerations for All Cash Withdrawals and Transfers
--------------------------------------------------------------

               Current federal tax law restricts the availability of cash withdrawals from any part of your accumulation under voluntary salary reduction agreements (including investment earnings, if any). If your salary reduction contributions are made to a 403(b) annuity, these withdrawal restrictions apply only to amounts (and earnings, if any) credited after December 31, 1988. If they're made under a 401(k) plan, these withdrawal restrictions apply to all salary reduction amounts (including earnings). Such withdrawals are generally available only if you reach age 59-1/2, leave your job, become disabled, or die.

Withdrawals of elective deferral amounts may also be permitted if your employer's plan is a 401(k) plan and your employer terminates the plan. If permitted by your employer's plan, you may also be able to take a cash withdrawal if you encounter hardship, as defined by the IRS, but hardship withdrawals can be from contributions only, not investment earnings. These restrictions don't apply to withdrawals from any IRA. For more about tax consequences, see "Tax Issues" below and page 61.


               You can tell us how much you want to transfer or withdraw in dollars, accumulation units, or as a percentage of the accumulation in the Real Estate Account. Ordinarily, you can't transfer or withdraw any part of an accumulation from which you've already begun receiving annuity income.

               Cash withdrawals and transfers are effective at the end of the business day we receive your withdrawal or transfer request and any required information and documentation. You can instead choose to have transfers and withdrawals take effect at the close of any future business day or the last calendar day of the current or any future month, even if it's not a business day. You can request a transfer to CREF or TIAA's traditional annuity by telephone. If you do that at any time other than during a business day, it will be effective at the close of the next business day. Transfers to TIAA's traditional annuity begin participating on the next day.

               To request a transfer, write to TIAA's home office or call us at 1 800 842-2252. We reserve the right to suspend or terminate your right to make transfers by telephone. For more about telephone transfers, see page 66.

Tax Issues
----------

               Make sure you understand the possible federal and other income tax consequences of transfers and cash distributions. Transfers between retirement plans set up under the same section of the IRC aren't ordinarily considered taxable distributions; nor are transfers from 401(a), 403(a), and 403(b) plans to any TIAA IRA. Cash withdrawals are usually taxed at the rates for ordinary income. They may also subject you to early distribution and/or excess distribution taxes as well, although these excess distribution taxes do not apply in 1997, 1998 and 1999 pursuant to recently enacted legislation. (Note that different rules may apply to residents of Puerto Rico.) For details, see "Federal Income Taxes," page 61.


Texas ORP Restrictions
----------------------

               If you're in the Texas Optional Retirement Program, section 36.15 of the Texas Education Code says you (or your beneficiary) can redeem some or all of your accumulation only if you retire, die, or leave your job in the state's public institutions of higher education. You're also subject to other distribution restrictions outlined elsewhere in this prospectus.

Spousal Rights
--------------


               If you're married, the Retirement Equity Act of 1984 ("REACT") or your employer's plan may require you to get advance written consent from your spouse before making certain transactions. They include (1) a cash withdrawal (except from most IRAs); (2) a payment of a retirement transition benefit (see page 54); (3) a transfer to a retirement plan not covered by ERISA; and (4) a rollover directly from a plan to another plan or an IRA (you don't receive a check). In addition, if you're married at your annuity starting date, REACT or your employer's plan may require that you choose an income option that provides survivor annuity income to your spouse, unless he or she waives that right in writing (see "The Annuity Period," page 50). There are limited exceptions to the waiver requirement -- contact TIAA for more information.


               For more on spousal rights, see "Death Benefits," page 55.

Portability of Benefits
-----------------------

               Once you're fully vested under your employer's RA or GRA plan, you can't lose the benefits you've earned. Length-of-service and other rules vary considerably from plan to plan, so check with your employer to find out your vesting status. Benefits under SRAs, GSRAs, and IRAs are immediately vested and can't be forfeited under any circumstances.

               Under RA contracts, you may also be able to continue paying premiums on your own, subject to federal income tax limits (see page 61). Whether or not we're receiving premiums to your contract(s), your accumulation will go on participating in the Real Estate Account. You'll retain all rights under your contract until you apply your entire accumulation to begin annuity (or survivor) benefits, transfer it to another company, or take it as a cash withdrawal.

The Annuity Period
------------------

               The Real Estate Account is available (subject to regulatory approval) through a variety of income options. See "Income Options," on page 53. Subject to certain federal tax law restrictions, you can receive income from all or just a part (but not less than $10,000) of your accumulation, so it's possible for you to be both accumulating and receiving retirement benefits at the same time. You can also pick a different income option for different portions (but not less than $10,000) of your accumulation, but once you've started payments you can't change your income option (except if you picked the Minimum Distribution Option annuity) or annuity partner (if you named one) for that payment stream.

               Usually income payments are monthly. You can choose quarterly, semi-annual, and annual payments as well. TIAA has the right to not make payments at any interval that would cause the initial payment to be less than $25.

               Income payments are calculated based on the accumulation on the last valuation day before the annuity starting date. After the initial payment, payments change according to the revaluation method you choose. There are two revaluation methods for annuity payments: annual and monthly. The annual revaluation method is the method used for all annuity payments as of the date of this prospectus. Under the annual revaluation method, payments from the Account will change each year, based on the net investment results during the prior year. Monthly revaluation is scheduled to be introduced in the first half of 1998 (subject to regulatory approval). Under the monthly revaluation method, payments from the Account will change every month, based on the net investment results during the previous month. For the formulas used to calculate the amount of TIAA annuity payments, see page 58. The total value of your annuity payments may be more or less than your total premiums.


               We'll send your payments by mail to your home address or (on your request) by mail or electronic funds transfer to your bank. If the address or bank where you want your payments sent changes, it's your responsibility to let us know.


Annuity Starting Date
---------------------

               Generally you pick an annuity starting date when you first apply for a TIAA contract. If you don't, we'll tentatively assume your annuity starting date will be the first day of the month after your 65th birthday. You can change your annuity starting date at any time prior to the day before that annuity starting date (see page ). The latest annuity starting date for your accumulation is the April 1 following whichever comes later: (1) the calendar year when you reach age 70-1/2, or (2) the calendar year when you're no longer working for the eligible employer. For IRAs, a pay-out that meets the minimum distribution rules must begin by April 1 of the calendar year following the calendar year you reach age 70-1/2. However, you can't begin an income option that is contingent on your life after you turn 90.

               Ordinarily, annuity payments begin when your annuity starting date arrives; however, the terms of your employer's plan can restrict when you can begin retirement income. For payments to begin on the annuity starting date, we must have received all premiums due under your plan, as well as all information and documentation necessary for the income option you've picked. (For more information, contact TIAA -- see page 66.) If we haven't received all your premiums and the necessary information, we'll defer your annuity starting date until the first day of the month after the premiums and information have reached us. Your first annuity check may be delayed while we process your choice of income options and calculate the amount of your initial payment.

               Starting in the second half of 1997, subject to regulatory approval, we may begin annuity payments on the date you've chosen (assuming we've received all applicable information and documentation), even if we haven't received all premiums due under your retirement plan. Any premiums received within seventy days after payments begin may be used to provide additional annuity income. Premiums received after seventy days will remain in your accumulating annuity contract until you give us further instructions.


Allocation and Transfer for Annuity Payments
--------------------------------------------

               Before starting payments from your accumulation, you can transfer (at least $1,000 or the entire accumulation, if less) to TIAA's traditional annuity or to CREF (subject to the terms of your retirement plan) on either an accumulating or income-paying basis. Under RA, GSRA, and GRA contracts, you can transfer to investment vehicles offered by other companies approved for your employer's plan. Under the SRA and IRA contracts, there are no restrictions on transfers to other companies, but be sure to consider the federal and other income tax consequences of the transaction.

Transfers During the Annuity Period
-----------------------------------

               Once a year after you begin receiving annuity income, you can transfer all or part of the future annuity income payable (i) from the Real Estate Account into a "comparable annuity" (see below) payable from a CREF account or TIAA's traditional annuity, or (ii) from a CREF account into a comparable annuity payable from the Real Estate Account. Comparable annuities are those which are payable under the same income option, and have the same first and second annuitant (if any), remaining guaranteed period (if any), and payment mode.


               All transfers  during the annuity period will take place on March
31. We must receive your transfer request before the end of the last business day in March of the year you want the transfer to occur. A transfer from a CREF account to the Real Estate Account or vice versa will affect your annuity payments beginning May 1 following the effective date of the transfer. We plan to allow (in the first half of 1998, subject to regulatory approval) one transfer each calendar quarter, on any business day. A transfer will be effective on the business day we receive your request. You can instead choose to have a transfer take effect at the close of any future business day, or the last calendar day of the current or any future month, even if it's not a business day. Transfers of annually revalued units will affect your annuity payments beginning on the May 1 following the March 31 on or after the effective date of the transfer. Transfers of monthly revalued units will affect your annuity payments beginning with the first payment due after the payment valuation date (see page 57) on or after the effective date of the transfer. Transfers into TIAA's traditional annuity will be effective with the first payment due after the payment valuation date on or after the effective date of the transfer.

Income Options
--------------

               Both the number of annuity units you purchase and the amount of your income payments will depend on which income option(s) you pick. Your employer's plan, the IRC and ERISA may limit which income options you can use to receive income from an RA or GRA. You can't begin an income option that is contingent on your life after you turn 90. Ordinarily you'll choose your income option(s) just before you want payments to begin; however, you can make or change your choice(s) at any time before your annuity starting date. Once annuity payments start, you can't change the income option (except in the case of the Minimum Distribution Option annuity, see page 54) for the accumulation or fraction of accumulation on which they're based.

               If you haven't picked an income option when the annuity starting date arrives for your RA, GRA, SRA, or GSRA, TIAA will assume you want the One-Life Annuity with 10-Year Guaranteed Period if you're unmarried, paid from TIAA's traditional annuity. If you're married, we may assume for you a Survivor Annuity with Half-Benefit to Annuity Partner and 10-Year Guaranteed Period, with your spouse as your annuity partner, paid from TIAA's traditional annuity. See below and "Spousal Rights," page 50.

               If you haven't picked an income option when the annuity starting date arrives for your IRA, we may assume you want the Minimum Distribution Option annuity.

               All Real Estate Account income options are variable, and the amount of income you receive will depend in part on the number and value of your accumulation units being converted.

               The current options are:

               One-Life Annuity with or without Guaranteed Period (a One-Life Annuity). Pays income as long as you live. If you opt for a guaranteed period and you die before it's over, income payments will continue to your beneficiary until the end of the period. If you don't opt for a guaranteed period, all payments end at your death -- so that it would be possible, for example, for you to receive only one payment if you died less than a month after your income started.

               Annuity for a Fixed Period. (We expect to make this available late in 1997.) Payout for any period you choose from 5 to 30 years.

               Survivor Annuity Options. Pays income to you as long as you live, then continues at either the same or a reduced level for the life of your annuity partner. There are three types of survivor annuity options, all available with or without a guaranteed period -- Full Benefit to Survivor (a Last Survivor Life Annuity), Two-Thirds Benefit to Survivor (a Joint and Survivor Life Annuity), and a Half-Benefit to Annuity Partner (a Last Survivor Life Annuity).

               Minimum Distribution Option ("MDO") Annuity. Generally available only if you must begin annuity payments under the IRC minimum distribution requirements (see page 65). The option pays an amount designed to fulfill the distribution requirements under federal tax law. You must apply your entire accumulation under a contract if you want to use the MDO annuity. Some employer plans allow you to elect this option earlier -- contact TIAA for more information. See "Contacting TIAA," page 66.

               Under the MDO annuity, it's possible you won't receive income for life. Up to age 90, you can apply any remaining part of an accumulation applied to the MDO annuity to any other income option for which you're eligible. Using the option won't affect your right to take a cash withdrawal of any remaining accumulation not yet distributed.

               With respect to any of the income options described above, current federal tax law says that your guaranteed period can't exceed the joint life expectancy of you and your beneficiary or annuity partner (if you have one).

               Other income options may become available in the future, subject to the terms of your retirement plan and relevant federal and state laws. For more information about any annuity option, please contact TIAA. See "Contacting TIAA," page 66.

               Retirement Transition Benefit. Under TIAA's current practice, and if your employer's plan allows, you may be able to get a "transition benefit" of up to 10% of the value of any part of an RA or GRA accumulation being converted to annuity income. The benefit is paid in a single sum on the annuity starting date. Of course, if your employer's plan allows cash withdrawals, you can take a larger amount (up to 100%) of your accumulation in the Real Estate Account as a cash payment (see page 47).

               Keep in mind that the retirement transition benefit will be subject to current federal income tax requirements and possible early distribution penalties. See "Federal Income Taxes," page 61, as well as "Spousal Rights," page 50.

Death Benefits
--------------

               You can add, remove, or change a beneficiary at any time before you die, although under certain circumstances you may need your spouse's written consent. Under a survivor annuity option, your annuity partner can change the beneficiary after you die, unless you've stipulated otherwise.

               You can choose in advance the method by which death benefits should be paid, or you can leave it up to your beneficiaries. You can later change the method of payment you've chosen, and you can stipulate that your beneficiary not change the method you've specified in advance. (To choose, change, or restrict the method by which death benefits are to be paid, you or your beneficiary has to notify us in writing.) We can require that any death benefit be paid under a method that provides an initial monthly payment of at least $25. (We'll calculate the actual amount using formulas you can find on page 58.) You or your beneficiary can use more than one method of payment, but each has to meet the same $25 minimum payment requirement. Once death benefits start under a lifetime annuity (see above), the method of payment can't be changed.

               Ordinarily a beneficiary has to request that death benefits begin within a year of your death. Otherwise we'll start them automatically on the first day of the month in which the first anniversary of your death occurs, making payments over five years unless a beneficiary opts otherwise.

               If you're married at the time of your death, even if you name a beneficiary who isn't your spouse, federal law or your plan may require that your spouse receive an amount actuarially equivalent to one-half the value of any part of your accumulation subject to REACT. Your spouse may, however, consent in writing to waive the right to death benefits. For more on spousal beneficiary rights, contact us or consult your employer's benefits office.

               Unless your employer's plan provides otherwise, if you die before converting your entire accumulation to annuity income and without naming a beneficiary, your surviving spouse (if any) will receive a death benefit, available under any method of payment (see below), actuarially equivalent to half the value of your accumulation. The other half will go to your estate in a single sum. If there is no surviving spouse, the entire death benefit will go in one sum to your estate.

               If you and your annuity partner, if any, die with payments still due under a lifetime annuity with a guaranteed period, your beneficiary(ies) can take the remaining payments as scheduled or as a single-sum payment equal to their commuted value. If you name an estate as your beneficiary, if you haven't named a beneficiary, or if your beneficiary has died, TIAA will pay the commuted value of your payments to your estate in a single sum. Under a survivor annuity, such benefits go to the estate of you or your annuity partner, whoever lives longer. If your beneficiary dies before receiving all payments due, we'll pay the commuted value of the remaining payments to anyone else named to receive it. If no one has been named, the commuted value will be paid to the estate of the last person to receive payments.

               To pay a death  benefit,  TIAA must have  received all  necessary forms and documentation. For more information, contact TIAA (see page 66). Your accumulation will continue participating in the investment experience of your account up to and including the day when your beneficiary's chosen method of payment becomes effective. Single-sum payments are effective at the end of the business day when TIAA has received all the required information and documentation from your beneficiary -- or if he or she chooses, at the end of the last calendar day of the current or any future month. Death benefits under any other method of payment will be calculated on the last day of the calendar month when we receive all required information and documentation -- or if your beneficiary prefers, the last day of a future month. Payments will actually begin on the first day of the month after they've been calculated. (Your first check could be delayed while we process your choice of method of payment.)


Methods of Payment
------------------

               TIAA limits the methods of payment for death benefits to those suitable under federal income tax law for annuity contracts. (For more information, see "Taxation of Annuity Benefits," page 63.) With methods offering periodic payments, benefits are usually monthly, but your beneficiary can request to receive them quarterly, semi-annually, or annually instead. Federal law may restrict the availability of certain methods to your beneficiary. At present, the available methods of payment for TIAA death benefits are:
Single-Sum Payment, in which the entire death benefit is paid to your beneficiary at once; One-Life Annuity with or without Guaranteed Period, in which the death benefit is paid monthly for the life of the beneficiary or through the guaranteed period; Annuity for a Fixed Period of 2 to 30 years (we expect to make this available late in 1997);

Accumulation-Unit Deposit Option (described below); and the Minimum Distribution Option (described below).

               Accumulation-Unit  Deposit Option ("AUDO"). Pays your beneficiary a lump sum at the end of a fixed period, ordinarily two to five years, during which period the accumulation units deposited participate in investment experience of the Real Estate Account. To use the AUDO method, the value of the death benefit must be at least $5,000 at the time it takes effect. Special rules apply if your spouse is the beneficiary. Contact TIAA for more information about this option and other methods of payment. See "Contacting TIAA," page 66.

               Minimum Distribution Option ("MDO"). Available only to beneficiaries who must receive income under the IRC's minimum distribution requirements. The MDO death benefit is governed generally by the same rule as the Real Estate Account's MDO annuity (see page ), but there are additional restrictions under federal income tax law. Under the MDO death benefit, it's possible that your beneficiary won't receive income for life.

               Transfers by a Beneficiary. At the time death benefits begin, or during the AUDO period, your beneficiary can transfer some (at least $1,000, or the entire accumulation if less) or all of the assets in the Real Estate Account to TIAA's traditional annuity or to CREF.

               The beneficiary of an employee at an eligible institution who used another company for his retirement plan savings also may transfer death benefits from the other company to the Real Estate Account for payout under any of the available methods of payment for death benefits.

               Transfers are effective on the last calendar day of the month when we receive all required information and documentation; however, your beneficiary can have us make the transfer effective on the last day of any future month instead. (With the AUDO method, it can be any day of the month.) Currently beneficiaries can make transfers at no charge. We also reserve the right to limit how often a beneficiary can transfer Real Estate Account units and to decline any transfer that would reduce the value of the units still on deposit to less than $5,000.

               For tax issues concerning death benefits, especially those paid as single sums, see "Taxation of Annuity Benefits," page 63.

                                ANNUITY PAYMENTS

               The amount of annuity payments paid to you or your beneficiary ("annuitant") will depend upon the number and the value of the annuity units payable. The number of annuity units is first determined on the day before the annuity starting date. The amount of the annuity payments will change according to the revaluation method chosen. Separate annuity units will be maintained for payments being made under each of the two revaluation methods. Annuitants bear no mortality risk under their contracts.

               Under the annual revaluation method, the value of an annuity unit is redetermined on March 31 of each year -- the payment valuation date. Annuity payments change beginning May 1. The change reflects the net investment experience of the Real Estate Account. The net investment experience for the twelve months following each March 31 revaluation will be reflected in the following year's value.

               Under the monthly revaluation method (expected to be available, subject to regulatory approval, in the first half of 1998), the value of an annuity unit is redetermined daily. The daily changes in the value of an annuity unit reflect the net investment experience of the Real Estate Account. The amount of each annuity payment is determined on the payment valuation date, which is the 20th day of the month preceding the payment due date. However, if the 20th is not a business day, the payment valuation date will be the preceding business day.

               The formulas for calculating the number and value of annuity units payable are set forth below.

Calculation of the Number of Annuity Units Payable
--------------------------------------------------

               When a participant or a beneficiary converts the value of all or a portion of his or her accumulation into an income-paying contract, the number of annuity units payable from the Real Estate Account is determined by dividing the value of the accumulation in the Account to be applied to provide the annuity payments by the product of the annuity unit value and an annuity factor. The annuity factor as of the annuity starting date is the value of an annuity in the amount of $1.00 per month beginning on the first day such annuity units are payable, and continuing for as long as such annuity units are payable.

               The annuity factor will reflect interest assumed at the effective annual rate of 4%, and the mortality assumptions for the person(s) on whose life (lives) the annuity payments will be based. Mortality assumptions will be based on the then-current settlement mortality schedules for this Account. TIAA guarantees that actual mortality experience will not reduce annuity payments after they have started. TIAA does, however, reserve the right to change, from time to time, the mortality assumptions used to determine the number of annuity units payable for any future conversions of accumulations to provide annuity payments.

               When you or any beneficiary receiving annuity income transfers annuity units from a CREF account to the Real Estate Account or vice versa, the number of annuity units added to the account to which units are being transferred will be determined by multiplying the number of annuity units to be transferred by A and B and then dividing that result by the product of C and D as follows:

            A. the annuity unit value,  determined on the effective  date of the transfer, for the account from which annuity units are being transferred.

            B. an annuity  factor.  Under the  annual  revaluation  method,  the annuity factor is equal to the value, as of the effective date of the transfer, of an annuity in the amount of $1.00 per month beginning on the following May 1 (for an April transfer, the May 1 in the subsequent calendar year) and continuing for as long as such annuity units are payable. Under the monthly revaluation method, the annuity factor is equal to the value, as of the effective date of the transfer, of an annuity in the amount of $1.00 per month beginning with the first payment due after the payment valuation date on or after the effective date of the transfer and continuing for as long as such annuity units are payable. These annuity factors will reflect the mortality assumptions then in use in the account from which the transfer is being made.

            C. the annuity unit value,  determined on the effective  date of the transfer, for the account to which the annuity units are being transferred.

            D. an annuity factor calculated in the same manner as that described in item B. above, except reflecting the mortality assumptions then in use in the account to which the transfer is being made.


Value of Annuity Units
----------------------


               The value of the Real Estate Account's annuity units is determined as of the last calendar day of each month. Beginning in the first half of 1998, the value of the Account's annuity units will also be determined as of each business day. The annuity unit value is determined by multiplying the value of the annuity unit as of the previous valuation day by the net investment factor (as defined on page ) for the current valuation period and then dividing by the value of $1.00 accumulated with interest at the effective annual rate of 4% for the number of days in the current valuation period. On the last calendar day of each month, the result is then multiplied by A and divided by B, where A and B are defined as follows:

            A. the  value of the  annuity  fund at the end of the day  minus the dollar amount of payments scheduled to be made from the Account on the following day.

            B. the  value of the  annuity  fund at the end of the day  minus the product of the value of one annuity unit just prior to this calculation and the number of annuity units scheduled to be paid from the Account on the following day.


               We plan to offer monthly payment revaluation in the first half of 1998, subject to regulatory approval. At that time, the annuity fund will become the annually revalued annuity fund, and we will introduce a monthly revalued annuity fund with its own annuity units. The value of an annuity unit under the monthly revalued fund will be determined each business day by multiplying the value of the annuity unit as of the previous business day by the net investment factor (as defined on page 46) for the current valuation period and then dividing by the value of $1.00 accumulated with interest at the effective annual rate of 4% for the number of calendar days in the current valuation period. On the last calendar day of each month, the result will be multiplied by A and B, defined as follows:


            A. the value of the monthly annuity fund at the end of the day minus the dollar amount of payments scheduled to be made from the Account on the following day.

            B. the value of the monthly annuity fund at the end of the day minus the product of the value of one annuity unit just prior to this calculation and the number of annuity units scheduled to be paid under the monthly revaluation method from the Account on the following day.

               The initial value of the annuity unit for a new annuitant is the value determined as of the day before annuity payments start.

               For participants under the annual revaluation method, the value of the annuity unit remains level until the following May l. For those who have already begun receiving annuity income as of March 31, the value of the annuity unit for payments due on and after the next succeeding May 1 is equal to the annuity unit value determined as of such March 31.

               For participants under the monthly revaluation method, the value of the annuity unit changes on the payment valuation date of each month for the payment due on the first of the following month.

               The value of annuity units transferred from the Real Estate Account under the annual revaluation method to CREF or the TIAA traditional annuity is equal to A plus B, where A and B are defined as follows:

            A. the present  value of the payments due from the first payment due after the payment valuation date on or after the effective date of the transfer, and continuing to the following April 1, but not longer than such annuity units are payable.

            B. the present value of one annuity unit multiplied by the number of annuity units, payable beginning on the May 1 following the March 31 on or after the effective date of the transfer, and continuing for as long as such annuity units are payable.

               The present values will be calculated assuming interest at an effective annual rate of 4%, and the same mortality assumptions then in use in the Real Estate Account.


               Currently such transfers are effective on March 31 only. Subject to regulatory approval, beginning in the first half of 1998, we plan to allow transfers on a more frequent basis (see page 52). At that time we also plan to make the monthly revaluation method available. The value of annuity units transferred from the Real Estate Account under the monthly revaluation method to CREF or to the TIAA traditional annuity will be equal to the number of annuity units multiplied by the current value of one annuity unit in the monthly revalued annuity fund multiplied by an annuity factor. The annuity factor is the value of an annuity in the amount of $1.00 per month beginning on the first of the month after the payment valuation date on or after the effective date of the transfer, and continuing for as long as such annuity units are payable.


               TIAA reserves the right, subject to approval by the Board of Trustees, to modify the manner in which the number and/or value of annuity units is calculated in the future. The valuation of annuity units will be reviewed and approved by the independent fiduciary (see page 28).

                              FEDERAL INCOME TAXES

               With limited exceptions, the contracts are designed as annuity contracts under sections 72 and 403 of the Internal Revenue Code ("IRC").

               As a nonprofit institution, TIAA's pension business is exempt from federal income tax under section 501(c)(3) of the IRC. Investment income and gains from our pension business are tax-free unless they are unrelated business income, and we conduct our operations to avoid realizing such unrelated business income. If necessary to maintain our tax-exempt status, we can limit the size of premiums paid to TIAA and the circumstances in which they're paid. Any federal or other tax TIAA does incur with respect to the Real Estate Account will affect the value of your accumulation and/or annuity units.

403(b) Plans
------------

               The  contracts  are  tailored for  retirement  plans set up under section 403(b) of the IRC. Your total annual contributions to section 403(b) annuities can't exceed certain limits. The annual limit for all of your contributions and your employer's contributions on your behalf is the lower of
(a) $30,000, (b) 25% of your compensation or (c) your "maximum exclusion allowance". Your maximum exclusion allowance is generally 20% of your compensation multiplied by your years of service, less certain prior tax deferred retirement plan contributions. You usually can exclude salary reduction contributions of up to $9,500 from your gross taxable income. There are exceptions to this -- contact your tax advisor for more information.

401(a) and 403(a) Plans
-----------------------

               RA and GRA  contracts  are also  available  for 401(a) and 403(a)
retirement plans. Employer contributions to all current defined contribution plans of the employer meeting the requirements of IRC section 401(a) and 403(a) can't exceed an annual contribution limit of $30,000 or 25% of your compensation, whichever is less. You usually can exclude salary reduction contributions of up to $9,500 from your gross taxable income when such contributions are made to a 401(k) plan.


Individual Retirement Annuities
-------------------------------

               IRC section 408 permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity or Individual Retirement Account. The amount you can contribute annually is usually limited to $2,000. The New IRA will be designed for these contributions. IRC section 408 also allows money from certain qualified plans to be "rolled-over" to an IRA without losing its tax-deferred status. The Rollover IRA is designed for these rollovers. (The New IRA will also accept them.) There is no limit on the amount that can be rolled over to a Rollover IRA. You can revoke any TIAA IRA up to seven days after you establish it.

Taxation of Annuity Benefits
----------------------------

               Once you take a cash withdrawal or begin annuity payments, the amount you receive is usually included in your gross income for the year and taxed at the rate for ordinary income. You can exclude from your gross income any part of your payment(s) that represents the return of premiums paid in after-tax dollars, but not the part that comes from the tax-deferred earnings of after-tax premiums.

Withholding on Distributions
----------------------------

               We must withhold federal tax at the rate of 20% from the taxable part of most plan distributions paid directly to you. If, however, you tell us to "roll over" the distribution directly to an IRA (offered by TIAA or any other company) or similar employer plan (i.e., to send a check directly to the other company and not to you), we will not withhold any federal tax. The required 20% withholding doesn't apply to payments from IRAs, lifetime annuity payments, substantially equal periodic payments over your life expectancy or over ten or more years, or minimum distribution payments ("noneligible payments").

               For the taxable part of noneligible payments, we usually will withhold federal taxes unless you tell us not to. Usually, you have the right to tell us not to withhold federal taxes from your noneligible payments. However, if you tell us not to withhold but we don't have your taxpayer identification number on file, we still have to deduct taxes.

               Non-resident aliens who pay U.S. taxes are subject to different withholding rules. Contact TIAA for more information.

Early Distributions
-------------------

               If you want to withdraw funds or begin income from any 401(a), 403(a), or 403(b) retirement plan or an IRA before you reach age 59-1/2, you may have to pay an extra 10% "early distribution" tax on the taxable amount. However, you won't have to pay an early distribution tax on any part of a withdrawal if:

           (1) the distribution is because you are disabled;

           (2) you separated from your job at or after age 55 and take your withdrawal after that (not applicable for IRAs);

           (3) you begin annuity income after you leave your job (termination isn't required for IRAs), as long as your annuity income consists of a series of regular substantially equal payments (at least annually) over your lifetime or life expectancy or the joint lives or life expectancies of you and your beneficiary;

           (4) the withdrawal is less than or equal to your medical expenses in excess of 7-1/2% of your adjusted gross income;

           (5) you are required to make a payment to someone besides yourself under a Qualified Domestic Relations Order (e.g., a divorce settlement) (not applicable for IRAs); or

           (6) for IRAs only, you are unemployed (as defined in the IRC) and you use the distribution to pay certain health insurance premiums for yourself, your spouse or your dependents.

               If you die before age 59-1/2, your beneficiary(ies) won't have to pay the early distribution penalty.

               Current federal tax law restricts the availability of cash withdrawals and annuity payments from any part of your accumulation under salary reduction agreements (including earnings, if any). If your salary reduction contributions are made to a 403(b) annuity, these restrictions apply only to amounts (and earnings, if any) credited after December 31, 1988. These withdrawals and annuity payments are available only if you reach age 59-1/2, leave your job, become disabled, or die. If your employer's plan permits, you may also be able to take a cash withdrawal if you encounter hardship, as defined by the IRS, but hardship withdrawals can be from contributions only, not investment earnings. In addition, certain 401(k) plans permit distributions of elective deferral amounts upon termination of the plan provided the employer does not establish or maintain another defined contribution plan. These restrictions don't apply to withdrawals from an IRA. Any part of your accumulation that has been transferred from a custodial account under section 403(b)(7) will be subject to additional restrictions.

"Excess" Distributions
----------------------

               In 1996, if your combined withdrawals or payments from 401(a), 403(a), and 403(b) retirement plans, IRAs, and other tax-deferred savings programs were more than $155,000 in one year, you would have to pay an "excess distribution" tax of 15 percent of the amount over $155,000. For tax years 1997, 1998 and 1999, the excess distribution tax has been suspended.

Death Benefits
--------------

               Ordinarily, death benefits are subject to federal estate tax (see "Tax Advice," page 65). Under some retirement programs, an additional 15% estate tax may be imposed on the portion of your accumulation above a certain amount at the time of your death.

Minimum Distribution Requirements and Taxes
-------------------------------------------

               In most cases, payments have to begin from 401(a), 403(a), and 403(b) plans by April 1 of the calendar year after the calendar year when you reach age 70-1/2 or, if later, retirement. Payments from an IRA must begin by April 1 of the calendar year after the calendar year you reach age 70-1/2. Under the terms of certain retirement plans, the plan administrator may direct us to make the minimum distributions required by law to you even if you don't elect to receive them. In addition, if you don't begin distributions on time, you'll be subject to a 50% excise tax on the amount you should have received but didn't. (See "Minimum Distribution Option Annuity," page 54.)

Deferred Compensation Plans
---------------------------

               TIAA RA contracts are also available for deferred compensation plans. RAs issued under these plans are owned by your employer and subject to the claims of its general creditors. Since special tax rules may apply to these plans, consult with a qualified tax advisor for more information about them.

Puerto Rico Residents
---------------------

               If you are a resident of Puerto Rico, special tax and withholding rules may apply to your plans, since ordinarily your contracts are issued under plans that qualify under the Puerto Rico tax code, which is not identical to the IRC. For information on your tax situation, consult with your employer or a qualified tax advisor.

Tax Advice
----------

               What we tell you here about federal and other taxes isn't comprehensive and is for general information only. It doesn't cover every situation. Taxation varies depending on the circumstances, and state and local taxes may also be involved. For complete information on your personal tax situation, check with a qualified tax advisor.

                                 GENERAL MATTERS

Choices and Changes
-------------------

               As long as your contract permits, you (or your annuity partner, beneficiary, or any other payee) can choose or change any of the following: (1) an annuity starting date; (2) an income option; (3) a transfer; (4) a method of payment for death benefits; (5) a date when the commuted value of an annuity becomes payable; (6) an annuity partner, beneficiary, or other person named to receive payments; (7) a cash withdrawal or other distribution; and (8) a repurchase.


               You have to make your choices or changes via a written notice satisfactory to us and received at our home office (see below). Transfers to TIAA's traditional annuity and CREF can currently be made by telephone and over the Internet (see "Telephone and Internet Transactions," below). You can change the terms of a transfer, cash withdrawal, repurchase, or other cash distribution only before they're scheduled to take place. When we receive a notice of a change in beneficiary or other person named to receive payments, we'll execute the change as of the date it was signed, even if the signer dies in the meantime. We execute all other changes as of the date received. As already mentioned, we will delay the effective date of some transactions until we receive additional documentation (see page 52).


Telephone and Internet Transactions
-----------------------------------

               You can use our Automated Telephone Service ("ATS") or our Inter/ACT System over the Internet ("Inter/ACT System") to check your account balances, transfer to TIAA's traditional annuity or CREF, and/or allocate future premiums among the Real Estate Account, TIAA's traditional annuity, and CREF. You will be asked to enter your Personal Identification Number (PIN) and social security number for the ATS and the Inter/ACT System. Both the ATS and the Inter/ACT System will lead you through the transaction process and will use reasonable procedures to confirm that instructions given are genuine. All transactions made over the ATS and Inter/ACT System are electronically recorded.

               To use the ATS, you need a touch tone phone. The toll free number for the ATS is 1 800 842-2252. The Inter/ACT System may be accessed through the TIAA-CREF Internet home page at http://www.tiaa-cref.org.

Contacting TIAA
---------------

               We won't consider any notice, form, request, or payment to have been received by TIAA until it reaches our home office: Teachers Insurance and Annuity Association, 730 Third Avenue, New York, New York 10017-3206. You can ask questions by calling toll-free 1 800 842-2776.

Electronic Prospectus
---------------------

               If you received this prospectus electronically and would like a paper copy, please call 1 800 842-2733, extension 5509, and we will send it to you.

Signature Requirements
----------------------

               For some transactions, we may require your signature to be notarized or guaranteed by a commercial bank or a member of a national securities exchange.

Overpayment of Premiums
-----------------------

               If your employer mistakenly sends more premiums on your behalf than you're entitled to under your employer's retirement plan or the IRC, we'll refund them to your employer as long as we're requested to do so (in writing) before you start receiving annuity income. Any time there's a question about premium refunds, TIAA will rely on information from your employer. If you've withdrawn or transferred the amounts involved from your accumulation, we won't refund them.

Payment to an Estate, Guardian, Trustee, etc.
---------------------------------------------

               We reserve the right to pay in one sum the commuted value of any benefits due an estate, corporation, partnership, trustee, or other entity not a natural person. Neither TIAA nor the Account will be responsible for the conduct of any executor, trustee, guardian, or other third party to whom payment is made.

Benefits Based on Incorrect Information
---------------------------------------

               If the amounts of benefits provided under a contract were based on information that is incorrect, benefits will be recalculated on the basis of the correct data. If any overpayments or underpayments have been made by the Account, appropriate adjustments will be made.

Proof of Survival
-----------------

               We reserve the right to require satisfactory proof that anyone named to receive benefits under a contract is living on the date payment is due. If this proof is not received after a request in writing, the Account will have the right to make reduced payments or to withhold payments entirely until such proof is received.


                          DISTRIBUTION OF THE CONTRACTS

               The contracts are offered continuously by the personnel of TIAA-CREF Individual & Institutional Services, Inc. ("Services"), which is registered with the SEC as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. ("NASD"). Teachers Personal Investors Services, Inc. ("TPIS"), which is also registered with the SEC and is a member of the NASD, may also participate in the distribution of the contracts on a limited basis. Services and TPIS are direct or indirect subsidiaries of TIAA. As already noted, distribution costs are covered by a deduction from the assets of the Account; no commissions are paid in connection with the distribution of the contracts. Anyone distributing the contracts must be a registered representative of Services or TPIS, whose main offices are both at 730 Third Avenue, New York, New York 10017-3206.



                                PERIODIC REPORTS

               As long as you have an accumulation in the Account, you will be sent a statement each quarter which sets forth the following:

           (1) premiums paid during the quarter;

           (2) the number and dollar value of accumulation units in the Real Estate Account credited to you during the quarter and in total;

           (3)  cash withdrawals from the Account during the quarter;

           (4) any transfers between the Account and TIAA's traditional annuity or CREF during the quarter;

           (5) any repurchase or transfer to a funding vehicle other than TIAA or CREF during the quarter, if an amount remains in your accumulation after those transactions; and

           (6) the amount applied to begin annuity payments during the quarter.


                                STATE REGULATION

               TIAA, the Real Estate Account, and the contracts are subject to regulation by the New York Insurance Department ("NYID") as well as by the insurance regulatory authorities of certain other states and jurisdictions.

               TIAA and the Real Estate Account must file with the NYID both quarterly and annual statements. The Account's books and assets are subject to review and examination by the NYID at all times, and a full examination into the affairs of the Account is made at least every five years. In addition, a full examination of the Real Estate Account operations is usually conducted periodically by some other states.

                                  LEGAL MATTERS

               All matters involving the application of state law to the contracts, including TIAA's right to issue the contracts, have been passed upon by Charles H. Stamm, Executive Vice President and General Counsel of TIAA. Legal matters relating to the federal securities laws have been passed upon by Sutherland, Asbill & Brennan, L.L.P., Washington, D.C.


                                     EXPERTS


               The consolidated financial statements of the TIAA Real Estate Account and the financial statements of certain properties purchased by the Account included in this prospectus, the financial statement schedule to the financial statements of the Account, appearing elsewhere in the registration statement filed with the SEC, and the financial statements of TIAA incorporated herein by reference have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which appear herein or are incorporated herein by reference, and have been so included or incorporated in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing. (The report on the financial statements of TIAA expresses an opinion that such financial statements are presented in conformity with statutory accounting practices, a comprehensive basis of accounting as described in Note 2 to the TIAA financial statements, and not in conformity with generally accepted accounting principles).


                                LEGAL PROCEEDINGS

               The assets of the Real Estate Account are not subject to any material legal actions. TIAA is not involved in any legal action that we consider material to its obligations to the Real Estate Account.

                             ADDITIONAL INFORMATION

               A registration statement under the Securities Act of 1933 has been filed with the SEC by TIAA on behalf of the Real Estate Account related to the offering described in this prospectus. This prospectus does not include all the information set forth in the registration statement. The omitted information may be obtained at the SEC's principal office in Washington, D.C., upon payment of the prescribed fee, or through the SEC's Web site on the Internet (http://www.sec.gov).

               Further information may be obtained from TIAA at Teachers Insurance and Annuity Association of America, 730 Third Avenue, New York, New York 10017-3206.

                              FINANCIAL STATEMENTS


               The consolidated financial statements of TIAA Real Estate Account, financial statements of certain properties purchased by the Account and condensed unaudited financial statements of TIAA follow. The full audited financial statements of TIAA are available upon request by calling 1 800 842-2733 extension 5509.

               The financial statements of TIAA should be distinguished from the consolidated financial statements of the Real Estate Account and should be considered only as bearing on the ability of TIAA to meet its obligations under the contracts. They should not be considered as bearing upon the assets held in the Real Estate Account.

                       INDEX TO FINANCIAL STATEMENTS                        Page
                                                                            ----

TIAA REAL ESTATE ACCOUNT

AUDITED CONSOLIDATED FINANCIAL STATEMENTS:

Report of Management Responsibility......................................... F-2

Report of Independent Auditors.............................................. F-3

Consolidated Statements of Assets and Liabilities........................... F-4

Consolidated Statements of Operations....................................... F-5

Consolidated Statements of Changes in Net Assets............................ F-6

Consolidated Statements of Cash Flows....................................... F-7

Notes to Consolidated Financial Statements.................................. F-8

Consolidated Statement of Investments.......................................F-14

PROFORMA CONDENSED FINANCIAL STATEMENTS:

Proforma Condensed Statement of Assets
  and Liabilities...........................................................F-16

Proforma Condensed Statement of Operations..................................F-17

Notes to Proforma Condensed Financial Statements............................F-18

THE MILLBROOK COLLECTION AND THE
 LYNNWOOD COLLECTION RETAIL CENTERS:

Independent Auditors' Report................................................F-19

Combined Statement of Revenues and Certain Expenses.........................F-20

Notes to Combined Statement of Revenues
 and Certain Expenses.......................................................F-21

ARAPAHOE PARK EAST, WESTCREEK APARTMENTS,
 PARKVIEW PLAZA, FAIRGATE AT BALLSTON, NEWTON PLACE,
 AND LONGVIEW EXECUTIVE PARK:

Report of Independent Auditors .............................................F-23

Combined Statement of Revenues and Certain Expenses.........................F-24

Notes to Combined Statement of Revenues
 and Certain Expenses.......................................................F-25

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

Condensed Unaudited Financial Statements....................................F-26

Supplemental Information to Condensed Unaudited Financial
 Statements.................................................................F-28

[TIAA LOGO]

                       REPORT OF MANAGEMENT RESPONSIBILITY



To the Participants of the
  TIAA Real Estate Account:


The accompanying consolidated financial statements of the TIAA Real Estate Account ("Account") of Teachers Insurance and Annuity Association of America ("TIAA") are the responsibility of TIAA's management. They have been prepared in accordance with generally accepted accounting principles and have been presented fairly and objectively in accordance with such principles.

TIAA has established and maintains a strong system of internal controls designed to provide reasonable assurance that assets are properly safeguarded and transactions are properly executed in accordance with management's authorization, and to carry out the ongoing responsibilities of management for reliable financial statements. In addition, TIAA's internal audit personnel provide a continuing review of the internal controls and operations of TIAA, including its separate account operations. The internal Auditor regularly reports to the Audit Committee of the TIAA Board of Trustees.

The accompanying consolidated financial statements have been audited by the independent auditing firm of Deloitte & Touche LLP. The independent auditors' report, which appears on the following page, expresses an independent opinion on the fairness of presentation of these financial statements.

The Audit Committee of the TIAA Board of Trustees, consisting of trustees who are not officers of TIAA, meets regularly with management, representatives of Deloitte & Touche LLP and internal auditing personnel to review matters relating to financial reporting, internal controls and auditing.



                                              /s/ John H. Biggs
                                              ---------------------------------
                                                       Chairman and
                                                  Chief Executive Officer


                                              /s/ Thomas W. Jones
                                              ---------------------------------
                                                  Vice Chairman, President and
                                                    Chief Operating Officer




                                              /s/ Richard L. Gibbs
                                              ---------------------------------
                                                  Executive Vice President and
                                                  Principal Accounting Officer

[letterhead]

Deloitte &
Touche LLP [LOGO]     Two World Financial Center      Telephone: (212) 436-2000
                      New York, New York 10281-1414   Facsimile: (212) 436-5000




                         REPORT OF INDEPENDENT AUDITORS



To the Participants of the TIAA Real Estate Account and the Board of Trustees of Teachers Insurance and Annuity Association of America:

We have audited the accompanying consolidated statement of assets and liabilities of the TIAA Real Estate Account ("Account") of Teachers Insurance and Annuity Association of America ("TIAA") as of December 31, 1996 and 1995, the consolidated statement of investments as of December 31, 1996, and the related consolidated statements of operations, changes in net assets and cash flows for the year ended December 31, 1996 and for the period July 3, 1995 (commencement of operations) to December 31, 1995. These consolidated financial statements are the responsibility of TIAA's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. Our procedures included confirmation of securities owned as of December 31, 1996 and 1995, by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Account as of December 31, 1996 and 1995, the results of its operations, the changes in its net assets and its cash flows for the above-stated periods, in conformity with generally accepted accounting principles.

Investments in real estate properties are stated at fair value at December 31, 1996 and 1995, as discussed in Note 2 to the consolidated financial statements. Determination of fair value involves subjective judgment because the actual market value of real estate can be determined only by negotiation between the parties in a sales transaction.

/s/ Deloitte & Touche LLP
February 6, 1997

-----------------
Deloitte & Touche
Tohmatsu
International
-----------------
                                      F - 3

                            TIAA REAL ESTATE ACCOUNT
                CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES



                                                    December 31,   December 31,
                                                        1996           1995
                                                    ------------   ------------


ASSETS

 Investments, at value:
  Real estate properties
   (Cost: $130,849,444 and $43,989,665)............ $131,803,204   $ 43,989,665
  Marketable securities
   (Amortized cost: $233,872,445 and $73,972,831)..  236,127,523     73,992,569

 Cash..............................................    3,981,740        396,787

 Receivable from securities transactions...........   47,480,000     23,150,000

 Other.............................................    6,979,540      1,648,400
                                                    ------------   ------------
                                       TOTAL ASSETS  426,372,007    143,177,421
                                                    ------------   ------------



LIABILITIES

 Payable for securities transactions...............   51,354,619     22,788,035

 Other.............................................    5,322,335        131,041
                                                    ------------   ------------
                                  TOTAL LIABILITIES   56,676,954     22,919,076
                                                    ------------   ------------

NET ASSETS

 Accumulation Fund.................................  366,197,755    120,258,345

 Annuity Fund......................................    3,497,298          -
                                                    ------------   ------------
                                   TOTAL NET ASSETS $369,695,053   $120,258,345
                                                    ============   ============



NUMBER OF ACCUMULATION UNITS
 OUTSTANDING--Notes 6 and 7........................    3,295,786      1,172,498
                                                       =========      =========

NET ASSET VALUE,
  PER ACCUMULATION UNIT--Note 6....................      $111.11        $102.57
                                                         =======        =======

                 See notes to consolidated financial statements.

                                             TIAA REAL ESTATE ACCOUNT
                                       CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                     For the period
                                                                                 For the              July 3, 1995
                                                                                   Year             (Commencement
                                                                                  Ended             of Operations) to
                                                                                December 31,           December 31,
                                                                                   1996                   1995
                                                                                ------------       -------------------

INVESTMENT INCOME

  Real estate income, net:
   Rental income......................................................           $10,951,183            $  165,762
                                                                                 -----------            ----------
   Real estate property level expenses and taxes:
     Operating expenses...............................................             2,116,334                29,173
     Real estate taxes................................................             1,254,163                14,659
                                                                                 -----------            ----------
                  Total real estate property level expenses and taxes              3,370,497                43,832
                                                                                 -----------            ----------
                                              Real estate income, net              7,580,686               121,930


  Interest............................................................             5,570,907             2,820,229
  Dividends...........................................................               456,579                 8,671
                                                                                 -----------            ----------
                                                         TOTAL INCOME             13,608,172             2,950,830
                                                                                 -----------            ----------

Expenses--Note 3:
 Investment advisory..................................................               642,042               227,531
 Administrative and distribution......................................               437,894                66,320
 Mortality and expense risk charges...................................                70,535                 8,291
 Liquidity guarantee charges..........................................                 5,325                 8,291
                                                                                 -----------            ----------
                                                       TOTAL EXPENSES              1,155,796               310,433
                                                                                 -----------            ----------

                                               INVESTMENT INCOME, NET             12,452,376             2,640,397
                                                                                 -----------            ----------




REALIZED AND UNREALIZED
 GAIN ON INVESTMENTS
  Net realized gain on marketable securities..........................               141,439                15,865
                                                                                 -----------            ----------
  Net change in unrealized appreciation on:
    Real estate properties............................................               953,760                     -
    Marketable securities.............................................             2,235,340                19,738
                                                                                 -----------            ----------

                                 Net change in unrealized appreciation             3,189,100                19,738
                                                                                 -----------            ----------
                                          NET REALIZED AND UNREALIZED
                                                  GAIN ON INVESTMENTS              3,330,539                35,603
                                                                                 -----------            ----------
                                           NET INCREASE IN NET ASSETS
                                            RESULTING FROM OPERATIONS            $15,782,915            $2,676,000
                                                                                 ===========            ==========


                 See notes to consolidated financial statements.

                            TIAA REAL ESTATE ACCOUNT
                CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS


                                                                                          For the period
                                                                           For the         July 3, 1995
                                                                             Year          (Commencement
                                                                            Ended        of Operations) to
                                                                         December 31,       December 31,
                                                                             1996              1995
                                                                         ------------    -----------------
FROM OPERATIONS
 Investment income, net ..............................................    $ 12,452,376     $  2,640,397
 Net realized gain on marketable securities ..........................         141,439           15,865
 Net change in unrealized appreciation on investments ................       3,189,100           19,738
                                                                          ------------     ------------

                                            NET INCREASE IN NET ASSETS
                                             RESULTING FROM OPERATIONS      15,782,915        2,676,000
                                                                          ------------     ------------


FROM PARTICIPANT TRANSACTIONS
 Premiums ............................................................       9,665,306          500,421
 TIAA seed money contributed (withdrawn) -- Note 1 ...................      (7,294,134)     100,000,000
 Disbursements and transfers:
  Net transfers from TIAA ............................................      19,203,309        2,901,675
  Net transfers from CREF Accounts ...................................     213,306,573       14,204,597
  Annuity and other periodic payments ................................        (336,103)            (718)
  Withdrawals ........................................................        (864,480)         (23,630)
  Death benefits .....................................................         (26,678)            --
                                                                          ------------     ------------


                                  NET INCREASE IN NET ASSETS RESULTING
                                         FROM PARTICIPANT TRANSACTIONS     233,653,793      117,582,345
                                                                          ------------     ------------

                                            NET INCREASE IN NET ASSETS     249,436,708      120,258,345


NET ASSETS
 Beginning of period..................................................     120,258,345             --
                                                                          ------------     ------------
 End of period........................................................    $369,695,053     $120,258,345
                                                                          ============     ============



                 See notes to consolidated financial statements.

                            TIAA REAL ESTATE ACCOUNT
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                        For the period
                                                                          For the        July 3, 1995
                                                                            Year         (Commencement
                                                                           Ended        of Operations) to
                                                                         December 31,      December 31,
                                                                           1996              1995
                                                                         ------------   -----------------

CASH FLOWS FROM OPERATING ACTIVITIES
 Net increase in net assets resulting from operations ...............    $ 15,782,915     $  2,676,000
 Adjustments to reconcile net increase in net assets resulting from operations to net cash used in  operating activities:
   Increase in investments ..........................................    (249,948,493)    (117,982,234)
   Increase in receivable from securities transactions ..............     (24,330,000)     (23,150,000)
   Increase in other assets .........................................      (5,331,140)      (1,648,400)
   Increase in payable for securities transactions ..................      28,566,584       22,788,035
   Increase in other liabilities ....................................       5,191,294          131,041
                                                                         ------------     ------------

                                                     NET CASH USED IN
                                                 OPERATING ACTIVITIES    (230,068,840)    (117,185,558)
                                                                         ------------     ------------


CASH FLOWS FROM PARTICIPANT TRANSACTIONS
 Premiums ...........................................................       9,665,306          500,421
 TIAA seed money contributed  (withdrawn) -- Note 1 .................      (7,294,134)     100,000,000
 Disbursements and transfers:
  Net transfers from TIAA ...........................................      19,203,309        2,901,675
  Net transfers from CREF Accounts ..................................     213,306,573       14,204,597
  Annuity and other periodic payments ...............................        (336,103)            (718)
  Withdrawals .......................................................        (864,480)         (23,630)
  Death benefits ....................................................         (26,678)            --
                                                                         ------------     ------------
                                                 NET CASH PROVIDED BY
                                             PARTICIPANT TRANSACTIONS     233,653,793      117,582,345
                                                                         ------------     ------------
                                                 NET INCREASE IN CASH       3,584,953          396,787

CASH
 Beginning of period ................................................         396,787             --
                                                                         ------------     ------------
 End of period ......................................................    $  3,981,740     $    396,787
                                                                         ============     ============


                 See notes to consolidated financial statements.

                            TIAA REAL ESTATE ACCOUNT
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1--Organization

The TIAA Real Estate Account ("Account") is a segregated investment account of Teachers Insurance and Annuity Association of America ("TIAA") and was established by resolution of TIAA's Board of Trustees on February 22, 1995 under the insurance laws of the State of New York for the purpose of funding variable annuity contracts issued by TIAA. Teachers REA, Inc., a wholly-owned subsidiary of the Account, began operations in July 1996 and holds one property in Virginia.

The Account commenced operations on July 3, 1995 with a $100,000,000 seed money investment by TIAA. TIAA purchased 1,000,000 Accumulation Units in the Account and such Units share in the prorata investment experience of the Account and are subject to the same valuation procedures and expense deductions as all other Accumulation Units of the Account. The initial registration statement of the Account filed by TIAA with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933 became effective on October 2, 1995. The Account began to offer Accumulation Units and Annuity Units to participants other than TIAA starting October 2, and November 1, 1995, respectively. In August, 1996 the Account's net assets first reached $200 million and, as required under a five year repayment schedule approved by the New York State Insurance Department, TIAA began to redeem its seed money Accumulation Units in monthly installments beginning in September, 1996. These withdrawals, amounting to $7,294,134 in 1996, are made at prevailing daily net asset values and are reflected in the accompanying consolidated financial statements. At December 31, 1996, TIAA retained 933,333 Accumulation Units, with a total value of $103,703,507.

The investment objective of the Account is a favorable long-term rate of return primarily through rental income and capital appreciation from real estate investments owned by the Account. The Account also invests in publicly-traded securities and other instruments to maintain adequate liquidity for operating expenses and capital expenditures and to make benefit payments.

TIAA employees, under the direction of TIAA's Board of Trustees and its Mortgage Committee (which effective January 24, 1997 merged with the Finance Committee to become the Investment Committee), manage the investment of the Account's assets pursuant to investment management procedures adopted by TIAA for the Account. TIAA's investment management decisions for the Account are subject to review by the Account's independent fiduciary, Institutional Property Consultants, Inc. TIAA also provides all portfolio accounting and related services for the Account. TIAA-CREF

Individual & Institutional Services, Inc. ("Services"), a subsidiary of TIAA which is registered with the Commission as a broker-dealer and is a member of the National Association of Securities Dealers, Inc., provides administrative and distribution services pursuant to a Distribution and Administrative Services Agreement with the Account.

Note 2--Significant Accounting Policies

The following is a summary of the significant accounting policies followed by the Account, which are in conformity with generally accepted accounting principles.

Basis of Presentation: The accompanying consolidated financial statements include the Account and its wholly-owned subsidiary, Teachers REA, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

Valuation of Real Estate Properties: Investments in real estate properties are stated at fair value, as determined in accordance with procedures approved by the Mortgage Committee (the Investment Committee effective January 24, 1997) of the Board of Trustees and in accordance with the responsibilities of the Board as a whole; accordingly, the Account does not record depreciation. Fair value for real estate properties is defined as the most probable price for which a property will sell in a competitive market under all conditions requisite to a fair sale. Determination of fair value involves subjective judgement because the actual market value of real estate can be determined only by negotiation between the parties in a sales transaction. Real estate properties owned by the Account are initially valued at their respective purchase prices (including acquisition costs). Subsequently, independent appraisers value each real estate property at least once a year. The independent fiduciary must approve all independent appraisers that the Account uses. The independent fiduciary can also require additional appraisals if it believes that a property's value has changed materially or otherwise to assure that the Account is valued correctly. TIAA performs a valuation review of each real estate property on a quarterly basis and updates the property value if it believes that the value of the property has changed since the previous valuation review or appraisal. The independent fiduciary reviews and approves any such valuation adjustments which exceed certain prescribed limits. TIAA continues to use the revised value to calculate the Account's net asset value until the next valuation review or appraisal.

Valuation of Marketable Securities: Equity securities listed or traded on any United States national securities exchange are valued at the last sales price as of the close of the principal securities exchange on which such securities are traded or, if there is no sale, at the mean of the last bid and asked prices. Short-term money market instruments are stated at market value. Portfolio securities for which market quotations are not readily available are valued at fair value as determined in good faith under the direction of the Mortgage Committee (the Investment Committee effective January 24, 1997) of the Board of Trustees and in accordance with the responsibilities of the Board as a whole.

Accounting for Investments: Real estate transactions are accounted for as of the date on which the purchase or sale transactions for the real estate properties close (settlement date). Rent from real estate properties consists of all amounts earned under tenant operating leases, including base rent, recoveries of real estate taxes and other expenses and charges for miscellaneous services provided to tenants. Rental income is recognized in accordance with the billing terms of the lease agreements. The Account bears the direct expenses of the real estate properties owned. These expenses include, but are not limited to, fees paid to local property management companies, property taxes, utilities, maintenance, repairs, insurance and other operating and administrative costs. An estimate of the net operating income earned from each real estate property is accrued by the Account on a daily basis and such estimates are adjusted as soon as actual operating results are determined. Realized gains and losses on real estate transactions are accounted for under the specific identification method.

Securities transactions are accounted for as of the date the securities are purchased or sold (trade date). Interest income is recorded as earned and, for short-term money market instruments, includes accrual of discount and amortization of premium. Dividend income is recorded on the ex-dividend date. Realized gains and losses on securities transactions are accounted for on the average cost basis.

Federal Income Taxes: Based on provisions of the Internal Revenue Code, no federal income taxes are attributable to the net investment experience of the Account.

Reclassifications: Certain 1995 amounts in the statement of operations have been reclassified to conform to the 1996 presentation.

Note 3--Management Agreements

All services necessary for the operation of the Account are provided, at cost, by TIAA and Services. TIAA provides investment management services for the Account, while distribution and administrative services are provided by Services in accordance with a Distribution and Administrative Services Agreement between the Account and Services. TIAA also provides a liquidity guarantee to the Account, for a fee, to ensure that sufficient funds are available to meet participant transfer and cash withdrawal requests in the event that the Account's cash flows and liquid investments are insufficient to fund such requests. TIAA also receives a fee for assuming certain mortality and expense risks.

Fee payments are made from the Account on a daily basis to TIAA and Services according to formulas established each year with the objective of keeping the fees as close as possible to the Account's actual expenses. Any differences between actual expenses and daily charges are adjusted quarterly.

Note 4--Real Estate Properties

Had the Account's real estate properties which were purchased during 1996 been acquired at the beginning of the year (January 1, 1996), rental income and real estate property level expenses and taxes for the year ended December 31, 1996 would have increased by approximately $5,395,000 and $2,109,000, respectively. In addition, interest income for the year ended December 31, 1996 would have decreased by approximately $2,517,000. Accordingly, the total pro forma effect on the Account's net investment income for the year ended December 31, 1996 would have been an increase of approximately $769,000, if the real estate properties acquired during 1996 had been acquired at the beginning of the year.

Note 5--Leases

The Account's real estate properties are leased to tenants under operating lease agreements which expire on various dates through 2021. Aggregate minimum annual rentals for the properties owned, excluding short-term residential leases, are as follows:

                    Years Ending
                    December 31,
                    ------------
                    1997                  $ 7,489,000
                    1998                    7,129,000
                    1999                    6,615,000
                    2000                    6,197,000
                    2001                    4,167,000
                    Thereafter             29,237,000
                                          -----------
                    Total                 $60,834,000
                                          ===========

Certain leases provide for additional rental amounts based upon the recovery of actual operating expenses in excess of specified base amounts.

Note 6--Condensed Consolidated Financial Information

Selected condensed consolidated financial information for an Accumulation Unit of the Account is presented below.


                                                                              For the Period
                                                                                July 3, 1995
                                                               For the         (Commencement
                                                             Year Ended      of Operations) to
                                                          December 31, 1996  December 31, 1995
                                                          -----------------  -----------------

Per Accumulation Unit Data:
 Rental income .............................................   $  6.012        $  0.159
 Real estate property
  level expenses and taxes .................................      1.850           0.042
                                                               --------        --------
                                     Real estate income, net      4.162           0.117
 Dividends and interest ....................................      3.309           2.716
                                                               --------        --------
                                                Total income      7.471           2.833
 Expense charges (1) .......................................      0.635           0.298
                                                               --------        --------
                                      Investment income, net      6.836           2.535
 Net realized and unrealized
  gain on investments ......................................      1.709           0.031
                                                               --------        --------
Net increase in
 Accumulation Unit Value ...................................      8.545           2.566

Accumulation Unit Value:
 Beginning of period .......................................    102.566         100.000
                                                               --------        --------
 End of period .............................................   $111.111        $102.566
                                                               ========        ========


Total return ...............................................       8.33%           2.57%
Ratios to Average Net Assets:
 Expenses (1) ..............................................       0.61%           0.30%
 Investment income, net ....................................       6.57%           2.51%
Portfolio turnover rate:
    Real estate properties .................................          0%              0%
    Securities .............................................      15.04%              0%
Thousands of Accumulation Units
 outstanding at end of period ..............................      3,296           1,172


(1) Expense charges per Accumulation Unit and the Ratio of Expenses to Average Net Assets exclude real estate property level operating expenses and taxes. If included, the expense charge per Accumulation Unit for the year ended December 31, 1996 would be $2.485 ($0.340 for the period July 3, 1995 through December 31, 1995) and the Ratio of Expenses to Average Net Assets for the year ended December 31, 1996 would be 2.39% (0.34% for the period July 3, 1995 through December 31,
         1995).

Note 7--Accumulation Units

Changes in the number of Accumulation Units outstanding were as follows:

                                                            For the Period
                                                             July 3, 1995
                                             For the         (Commencement
                                           Year Ended      of Operations) to
                                        December 31, 1996  December 31, 1995
                                        -----------------  -----------------

Accumulation Units:

 Credited for premiums and
   TIAA seed money investment..............    89,841          1,004,905
 Credited for transfers, net of
   disbursements and amounts
   applied to the Annuity Fund............. 2,033,447            167,593

 Outstanding:
  Beginning of period...................... 1,172,498              -
                                            ---------          ---------
  End of period............................ 3,295,786          1,172,498
                                            =========          =========
Note 8--Commitments

During the normal course of business, the Account enters into discussions and agreements to purchase or sell real estate properties. As of December 31, 1996, the Account had outstanding commitments to purchase five real estate properties (subject to various closing conditions) totalling approximately $68.8 million. Of that amount, three purchases of real estate property totalling approximately $36.3 million were closed in January 1997.

                            TIAA REAL ESTATE ACCOUNT
                      CONSOLIDATED STATEMENT OF INVESTMENTS
                                DECEMBER 31, 1996

REAL ESTATE PROPERTIES--35.82%
    Location                 Description                               Value
    --------                 -----------                               -----
Arizona:
  Phoenix                  Office building........................ $ 10,500,000
Colorado:
  Boulder                  Industrial building....................    9,920,680
  Littleton                Apartments.............................   17,750,000
Florida:
  Ocoee                    Shopping center........................    7,400,000
  Orlando                  Apartments.............................   12,800,000
  West Palm Beach          Apartments.............................   16,072,275
Georgia:
  Atlanta                  Apartments.............................   16,000,000
Minnesota:
  Eagan                    Industrial building....................    6,485,249
  Fridley                  Industrial building....................    4,175,000
North Carolina:
  Raleigh                  Shopping center........................    6,400,000
  Raleigh                  Shopping center........................    6,600,000
Texas:
  El Paso(1)               Industrial building....................    4,600,000
Virginia:
  Woodbridge               Shopping center........................   13,100,000
                                                                   ------------
        TOTAL REAL ESTATE PROPERTIES
         (Cost $130,849,444)......................................  131,803,204
                                                                   ------------

(1) Leasehold interest only


MARKETABLE SECURITIES--64.18%

  Shares                 Issuer
  ------                 ------
REAL ESTATE INVESTMENT TRUSTS--4.95%

    45,000          Associated Estates Realty Corporation.........    1,068,750
    45,000          Avalon Properties,Inc.........................    1,293,750
    80,000          BrandyWine Realty Trust.......................    1,560,000
    29,000          Cali Realty Corporation.......................      895,375
    45,000          Camden Property Trust.........................    1,288,125
    55,000          CBL & Associates Properties, Inc..............    1,423,125
    40,000          Colonial Properties Trust Co.................     1,215,000
     4,434          Homestead Village, Inc. ......................       79,812
     2,975          Homestead Village, Inc. - Wts.................       24,172
    40,000          Hospitality Properties Trust..................    1,160,000
    85,000          Innkeepers USA Trust. ........................    1,179,375
    45,000          Security Capital Atlantic, Inc................    1,102,500
    19,900          Security Capital Industrial Trust.............      507,450
    15,000          Starwood Lodging..............................      826,875
    40,000          Storage USA, Inc..............................    1,505,000
    40,000          Trinet Corporate Realty Trust, Inc............    1,420,000
    50,000          Weeks Corporation.............................    1,662,500
                                                                   ------------
        TOTAL REAL ESTATE INVESTMENT TRUSTS
        (Cost $15,886,587)........................................   18,211,809
                                                                   ------------

                 See notes to consolidated financial statements.

Principal               Issuer, Coupon and Maturity Date             Value
---------               --------------------------------             -----
COMMERCIAL PAPER--4.05%
$ 15,000,000      Morgan Stanley Group
                   5.37% 02/14/97............................... $ 14,887,875
                                                                 ------------
        TOTAL COMMERCIAL PAPER
         (Amortized cost $14,901,550)...........................   14,887,875
                                                                 ------------

CORPORATE BONDS--1.07%
  4,000,000       Associates Corporation of North America
                   5.25% 09/01/98...............................    3,941,560
                                                                 ------------
        TOTAL CORPORATE BONDS
         (Amortized cost $3,950,280)............................    3,941,560
                                                                 ------------

GOVERNMENT AGENCIES--54.11%
  2,000,000       Federal Home Loan Bank
                   5.22% 01/16/97...............................    1,995,200
  2,000,000       Federal Home Loan Bank
                   5.20% 02/04/97...............................    1,989,500
 18,500,000       Federal Home Loan Mortgage Corporation
                   5.40% 01/02/97...............................   18,494,369
  2,100,000       Federal Home Loan Mortgage Corporation
                   5.45% 01/10/97...............................    2,096,850
 10,120,000       Federal Home Loan Mortgage Corporation
                   5.45% 01/21/97...............................   10,088,122
 30,000,000       Federal Home Loan Mortgage Corporation
                   5.27% 01/30/97...............................   29,865,000
  8,000,000       Federal Home Loan Mortgage Corporation
                   5.22% 02/06/97...............................    7,955,600
 26,000,000       Federal Home Loan Mortgage Corporation
                   5.25% 02/13/97...............................   25,828,400
 23,200,000       Federal Home Loan Mortgage Corporation
                   5.26% 02/28/97...............................   22,997,341
 11,000,000       Federal National Mortgage Association
                   5.26% 01/09/97...............................   10,985,150
 17,000,000       Federal National Mortgage Association
                   5.33% 02/03/97...............................   16,913,300
  9,500,000       Federal National Mortgage Association
                   5.33% 02/04/97...............................    9,450,125
 10,000,000       Federal National Mortgage Association
                   5.22% 02/10/97...............................    9,938,500
 10,000,000       Federal National Mortgage Association
                   5.33% 02/10/97...............................    9,938,500
  2,000,000       Federal National Mortgage Association
                   5.20% 03/04/97...............................    1,981,380
 15,700,000       Federal National Mortgage Association
                   5.23% 03/13/97...............................   15,532,952
  2,000,000       Federal National Mortgage Association
                   5.19% 04/03/97...............................    1,972,513
  1,100,000       United States Treasury Bill
                   5.56% 08/21/97...............................    1,063,477
                                                                 ------------
        TOTAL GOVERNMENT AGENCIES
         (Amortized cost $199,134,028)..........................  199,086,279
                                                                 ------------

TOTAL MARKETABLE SECURITIES
 (Amortized cost $233,872,445)..................................  236,127,523
                                                                 ------------

TOTAL INVESTMENTS--100.00%
 (Cost $364,721,889)............................................ $367,930,727
                                                                 ============


                 See notes to consolidated financial statements.

                            TIAA REAL ESTATE ACCOUNT

                               PROFORMA CONDENSED
                 STATEMENT OF ASSETS AND LIABILITIES (Unaudited)
                                DECEMBER 31, 1996


                                                Historical     Adjustments          Proforma
                                               ------------   -------------       ------------
ASSETS
  Investments, at value:
    Real estate properties ..................  $131,803,204   $ 184,717,186 (a)   $316,520,390
    Marketable securities ...................   236,127,523    (184,717,186)(a)     51,410,337
  Receivable from securities transactions ...    47,480,000              --         47,480,000
  Other .....................................    10,961,280              --         10,961,280
                                               ------------   -------------       ------------

     TOTAL ASSETS ...........................   426,372,007              --        426,372,007
                                               ------------   -------------       ------------

LIABILITIES
  Payable for securities transactions .......    51,354,619              --         51,354,619
  Other .....................................     5,322,335              --          5,322,335
                                               ------------   -------------       ------------

     TOTAL LIABILITIES ......................    56,676,954              --         56,676,954
                                               ------------   -------------       ------------


NET ASSETS
  Accumulation Fund .........................   366,197,755              --        366,197,755
  Annuity Fund ..............................     3,497,298              --          3,497,298
                                               ------------   -------------       ------------

     TOTAL NET ASSETS .......................  $369,695,053              --       $369,695,053
                                               ============   =============       ============

              See notes to proforma condensed financial statements.

                            TIAA REAL ESTATE ACCOUNT

                               PROFORMA CONDENSED
                       STATEMENT OF OPERATIONS (Unaudited)
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                   Proforma
                                                Historical        Adjustments          Proforma
                                               ------------      ------------        ------------
INVESTMENT INCOME
  Income:
    Real estate income, net:
      Rental income ........................   $ 10,951,183      $ 35,374,335(b)    $ 46,325,518
                                               ------------      ------------       ------------
      Real estate property level
        expenses and taxes:
        Operating expenses .................      2,116,334         8,587,507(b)      10,703,841
        Real estate taxes ..................      1,254,163         3,347,105(b)       4,601,268
                                               ------------      ------------       ------------
      Total real estate property
        level expenses and taxes ...........      3,370,497        11,934,612         15,305,109
                                               ------------      ------------       ------------

    Real estate income, net ................      7,580,686        23,439,723         31,020,409
    Interest and dividends .................      6,027,486        (6,027,486)(c)             --
                                               ------------      ------------       ------------

TOTAL INCOME ...............................     13,608,172        17,412,237         31,020,409
                                               ------------      ------------       ------------

EXPENSES
  Interest .................................             --         8,950,000(d)       8,950,000
  Other ....................................      1,155,796           444,000(e)       1,599,796
                                               ------------      ------------       ------------
TOTAL EXPENSES .............................      1,155,796         9,394,000         10,549,796
                                               ------------      ------------       ------------

INVESTMENT INCOME-NET ......................     12,452,376         8,018,237         20,470,613

NET REALIZED AND UNREALIZED
 GAIN ON INVESTMENTS .......................      3,330,539        (2,357,041)(f)        973,498
                                               ------------      ------------       ------------

NET INCREASE IN NET ASSETS
 RESULTING FROM OPERATIONS .................   $ 15,782,915      $  5,661,196       $ 21,444,111
                                               ============      ============       ============

              See notes to proforma condensed financial statements.

                            TIAA REAL ESTATE ACCOUNT

          NOTES TO PROFORMA CONDENSED FINANCIAL STATEMENTS (Unaudited)


Note 1--Purpose and Assumptions

As required by the  Securities  and Exchange  Commission  under  Regulation  S-X
Article 11-01(5), these proforma condensed financial statements of the TIAA Real Estate Account ("Account") have been prepared because the Account has made significant purchases of real estate properties during the period January 1, 1996 through the date of this prospectus. Various assumptions have been made in order to prepare these proforma condensed financial statements; however, such assumptions do not necessarily reflect the intentions or expectations of TIAA. The proforma condensed statement of assets and liabilities has been prepared in order to reflect the Account assuming that real estate properties purchased during the period January 1, 1997 through the date of this prospectus were purchased as of December 31, 1996. The proforma condensed statement of operations has been prepared in order to reflect the Account assuming that all real estate properties purchased during the period January 1, 1996 through the date of this prospectus were purchased as of January 1, 1996.

Note 2--Proforma Adjustments

The following proforma adjustments were made in preparing the proforma condensed financial statements to reflect the purpose described in Note 1.

Proforma Condensed Statement of Assets and Liabilities:

    (a) To record the cost of the properties purchased during the period January 1, 1997 through the date of this prospectus, assuming such properties were purchased as of December 31, 1996.

Proforma Condensed Statement of Operations:

    (b) To record the rental income and real estate property level expenses of the real estate properties purchased during the period January 1, 1996 through the date of this prospectus, assuming such properties were owned for the period January 1, 1996 through December 31, 1996.

    (c) To record the decrease in the interest and dividend income from having less cash to invest in marketable securities, assuming the real estate properties purchased during the period January 1, 1996 through the date of this prospectus had been purchased as of January 1, 1996.

    (d) To record the interest expense which would have been incurred in order to borrow cash to purchase, as of January 1, 1996, the real estate properties which were actually purchased during the period January 1, 1996 through the date of this prospectus.

    (e) To record additional expenses which would have been incurred during 1996, assuming the Account's assets had been fully invested in real estate properties rather than partially in real estate properties and partially in marketable securities.

    (f) To record the decrease in realized and unrealized gains that would have occurred had the Account not held any marketable securities during 1996 because any amounts invested in marketable securities would have been sold as of January 1, 1996 in order to purchase the real estate properties which were actually purchased during the period January 1, 1996 through the date of this prospectus.

[letterhead]

Deloitte &
Touche LLP [LOGO]     Two World Financial Center      Telephone: (212) 436-2000
                      New York, New York 10281-1414   Facsimile: (212) 436-5000

INDEPENDENT AUDITORS' REPORT

To the Board of Trustees of
Teachers Insurance and Annuity Association of America:

We have audited the accompanying combined statement of revenues and certain expenses of the properties known as The Millbrook Collection and The Lynnwood Collection Retail Centers (collectively, the "Properties") for the year ended December 15, 1995. This financial statement is the responsibility of TIAA Real Estate Account's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-1 of TIAA Real Estate Account) and as described in Note 2 is not intended to be a complete presentation of the Properties' revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the combined statement of revenues and certain expenses of the Properties as described in Note 2 for the year ended December 15, 1995 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP
April 12, 1996

---------------
Deloitte Touche
Tohmatsu
International
---------------

THE MILLBROOK COLLECTION AND
THE LYNNWOOD COLLECTION RETAIL CENTERS

Combined Statement of Revenues and Certain Expenses
Year Ended December 15, 1995


Revenues:
  Rental income                                       $1,403,947
  Other                                                  364,641
                                                      ----------

         Total revenues                                1,768,588
                                                      ----------


Certain expenses:
  Building operating expenses                            348,117
  Real estate taxes                                      146,537
  Management fees                                         79,539
                                                      ----------

         Total expenses                                  574,193
                                                      ----------

Revenues in excess of certain expenses                $1,194,395
                                                      ==========



See notes to combined statement of revenues and certain expenses.

THE MILLBROOK COLLECTION AND
THE LYNNWOOD COLLECTION RETAIL CENTERS


Notes to Combined Statement of Revenues and Certain Expenses
Year Ended December 15, 1995


1.  DESCRIPTION OF PROPERTIES

    The combined statement of revenues and certain expenses relates to the properties known as The Millbrook Collection ("Millbrook") and The Lynnwood Collection Retail Centers ("Lynnwood") (collectively, the "Properties"). Millbrook and Lynnwood, located in Raleigh, North Carolina, were acquired on March 29, 1996 by TIAA Real Estate Account (the "Account").

2.  BASIS OF PRESENTATION

    The accompanying financial statement is presented in conformity with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. Accordingly, the financial statement is not representative of the actual operations for the year ended December 15, 1995 as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the Properties have been excluded. Expenses excluded consist of depreciation, amortization, ground lease, and other costs not directly related to the future operations of the Properties.

3.  SIGNIFICANT ACCOUNTING POLICIES

    Rental Income - Rental income is recognized when due in accordance with the terms of the respective leases.

    Income Taxes - Based on provisions of the Internal Revenue Code, no federal income taxes are attributable to the net investment income of the Account.

    Building Operating Expenses - Expenses consist primarily of utilities, insurance, security and safety, cleaning and other rental expenses of the Properties.

4.  LEASES

    At December 15, 1995, future minimum base rentals to be received for fiscal years ending 1996 through 2000, and the aggregate amount thereafter, under noncancellable operating leases in effect are as follows:


    1996                                              $ 1,285,984
    1997                                                1,191,705
    1998                                                1,054,190
    1999                                                  905,454
    2000                                                  820,880
    Aggregate amount thereafter                         8,300,455
                                                      -----------
                                                      $13,558,668
                                                      ===========

    Rental income from one tenant, which operates a supermarket in each property, amounted to approximately 46% of the total rental income for the year ended December 15, 1995.

5.  MANAGEMENT FEES

    In accordance with the terms of the management agreement, the Properties pay a monthly management fee based on 5% of total monthly collections from the Properties' tenants. These monthly collections include base rent, common area maintenance, real estate taxes, insurance, and other miscellaneous income.

[letterhead]

Deloitte &
Touche LLP [LOGO]     Two World Financial Center      Telephone: (212) 436-2000
                      New York, New York 10281-1414   Facsimile: (212) 436-5000


                        REPORT OF INDEPENDENT AUDITORS

To the Board of Trustees of
Teachers Insurance and Annuity Association of America:

We have audited the accompanying combined statement of revenues and certain expenses of the properties known as Arapahoe Park East, Westcreek Apartments, Parkview Plaza, Fairgate at Ballston, Two Newton Place and Longview Executive Park, (collectively, the "Properties") for the year ended December 31, 1996. This financial statement is the responsibility of TIAA Real Estate Account's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-1 of TIAA Real Estate Account) and as described in Note 2 is not intended to be a complete presentation of the Properties' revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the combined statement of revenues and certain expenses of the Properties as described in Note 2 for the year ended December 31, 1996 in conformity with generally accepted accounting principles.



/s/ DELOITTE & TOUCHE LLP
April 29, 1997

---------------
Deloitte Touche
Tohmatsu
International
---------------

                               ARAPAHOE PARK EAST
                              WESTCREEK APARTMENTS
                                 PARKVIEW PLAZA
                              FAIRGATE AT BALLSTON
                                TWO NEWTON PLACE
                             LONGVIEW EXECUTIVE PARK
               Combined Statement of Revenues and Certain Expenses
                          Year Ended December 31, 1996



Revenues:
   Rental income................................................... $17,588,503
   Other..........................................................    2,047,736
                                                                    -----------
                     Total revenues                                  19,636,239
                                                                    -----------
Certain Expenses:
   Building operating expenses.....................................   3,418,537
   Real estate taxes...............................................   1,642,127
   Management fees.................................................     385,726
                                                                    -----------

                     Total expenses                                   5,446,390
                                                                    -----------

                     Revenues in excess of certain expenses         $14,189,849
                                                                    ===========


        See notes to combined statement of revenues and certain expenses.

                               ARAPAHOE PARK EAST
                              WESTCREEK APARTMENTS
                                 PARKVIEW PLAZA
                              FAIRGATE AT BALLSTON
                                TWO NEWTON PLACE
                             LONGVIEW EXECUTIVE PARK
          Notes to Combined Statement of Revenues and Certain Expenses
                          Year Ended December 31, 1996



Note 1--Description of Properties

The combined statement of revenues and certain expenses relates to the properties known as Arapahoe Park East ("Arapahoe"), Westcreek Apartments ("Westcreek"), Parkview Plaza ("Parkview"), Fairgate at Ballston ("Fairgate"), Two Newton Place ("Newton") and Longview Executive Park ("Longview") (collectively, the "Properties"). Arapahoe, located in Boulder, Colorado, was acquired by TIAA Real Estate Account (the "Account") on October 31, 1996. Westcreek, located in Westlake Village, California, was acquired by the Account on January 2, 1997. Fairgate, located in Arlington, Virginia, Newton, located in Newton, Massachusetts, and Longview, located in Hunt Valley, Maryland were acquired by the Account on April 21, 1997. Parkview, located in Oakbrook Terrace, Illinois, was acquired by the Account on April 29, 1997.


Note 2--Basis of Presentation

The accompanying financial statement is presented in conformity with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. Accordingly, the financial statement is not representative of actual operations for the year ended December 31, 1996 as certain expenses, which may not be comparable to the expenses expected to be incurred in future operations of the Properties have been excluded. Expenses excluded consist of depreciation, amortization, ground lease and other costs not directly related to the future operations of the Properties.


Note 3--Significant Accounting Policies

Rental Income--Rental income is recognized when due in accordance with the terms of the respective leases.

Income Taxes--Based on provisions of the Internal Revenue Code, no federal income taxes are attributable to the net investment experience of the Account.

Building Operating Expenses--Expenses consist primarily of utilities, insurance, security and safety, cleaning and other rental expenses of the Properties.


Note 4--Leases

At December 31, 1996, future minimum base rentals, excluding short term residential leases, to be received for years ending 1997 through 2001, and the aggregate amount thereafter, under noncancellable operating leases in effect, are as follows:

          1997                             $17,267,000
          1998                              16,301,000
          1999                              13,435,000
          2000                              12,092,000
          2001                              10,380,000
          Aggregate amount thereafter       29,550,000
                                           -----------
                                           $99,025,000
                                           ===========

Certain leases provide for additional rental amounts based upon the recovery of actual operating expenses in excess of specified base amounts.

              TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

                    Condensed Unaudited Financial Statements

               (Condensed unaudited financial statements have been derived from audited financial statements which are available upon request)

TIAA Condensed Balance Sheets

                                                                                           (in thousands)
                                                                                            December 31,
                                                                                     1996               1995
                                                                                  -----------        -----------
ASSETS
Bonds......................................................................       $56,092,131        $48,835,831
Mortgages..................................................................        20,074,002         21,000,279
Real Estate................................................................         6,704,889          7,013,053
Stocks.....................................................................           355,093            223,028
Other long-term investments................................................           500,351            476,804
Cash and short-term investments............................................           615,082            713,051
Investment income due and accrued..........................................         1,140,956          1,118,708
Separate Account assets....................................................           663,458            209,170
Other assets...............................................................           211,516            204,689
                                                                                  -----------        -----------
                                                               Total Assets       $86,357,478        $79,794,613
                                                                                  ===========        ===========
LIABILITIES
Policy and contract reserves...............................................       $75,909,906        $70,983,831
Dividends declared for the following year..................................         1,636,738          1,493,744
Asset Valuation Reserve....................................................         2,134,921          1,860,868
Interest Maintenance Reserve...............................................           729,090            621,366
Separate Account liabilities...............................................           559,754            106,512
Other liabilities..........................................................           636,364            672,112
                                                                                  -----------        -----------
                                                          Total Liabilities        81,606,773         75,738,433
                                                                                  -----------        -----------
CAPITAL AND CONTINGENCY RESERVES
Capital....................................................................             2,500              2,500
                                                                                  -----------        -----------
Contingency reserves:
    For group life insurance...............................................             8,739              7,762
    For investment losses, annuity and insurance mortality, and other risks         4,739,466          4,045,918
                                                                                  -----------        -----------
                                                 Total Contingency Reserves         4,748,205          4,053,680
                                                                                  -----------        -----------
                                     Total Capital and Contingency Reserves         4,750,705          4,056,180
                                                                                  -----------        -----------
                       Total Liabilities, Capital  and Contingency Reserves       $86,357,478        $79,794,613
                                                                                  ===========        ===========

              TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

                    Condensed Unaudited Financial Statements

               (Condensed unaudited financial statements have been derived from audited financial statements which are available upon request)


TIAA Condensed Statements of Operations and
Changes in Contingency Reserves


                                                                                          (in thousands)
                                                                                 For the Years Ended December 31,
                                                                                     1996               1995
                                                                                  -----------        -----------
INCOME
Insurance and annuity premiums and deposits...............................        $ 2,781,827        $ 2,854,600
Transfers from CREF, net..................................................            366,920            351,869
Annuity dividend additions................................................          2,131,890          1,943,614
Net investment income.....................................................          6,525,529          6,108,497
Supplementary contract consideration......................................            203,770            150,976
                                                                                  -----------        -----------
                                                              Total Income        $12,009,936        $11,409,556
                                                                                  ===========        ===========
DISTRIBUTION OF INCOME
Policy and contract benefits..............................................        $ 1,916,597        $ 1,718,597
Dividends.................................................................          3,399,581          3,098,931
Increase in policy and contract reserves..................................          5,097,213          5,329,040
Operating expenses........................................................            249,000            241,795
Transfers to Separate Accounts, net.......................................            395,686             92,995
Federal income taxes......................................................             13,154              9,488
Other, net................................................................              1,112             (4,380)
Increase in contingency reserves from operations..........................            937,593            923,090
                                                                                  -----------        -----------
                                              Total Distribution of Income        $12,009,936        $11,409,556
                                                                                  ===========        ===========

CHANGES IN CONTINGENCY RESERVES:
From operations...........................................................        $   937,593        $   923,090
Net realized capital gain (loss) on investments...........................            163,950            (56,265)
Net unrealized capital gain on investments................................             30,452             52,706
Transfer to the Interest Maintenance Reserve..............................           (167,086)          (114,840)
Transfers from (to) the Asset Valuation Reserve:
    Required formula contribution.........................................           (246,181)          (302,387)
    Net capital (gains) losses absorbed...................................            (27,872)           106,215
Increase in non-admitted assets other than investments....................             (4,764)              (803)
Other, net................................................................              8,433             10,640
                                                                                  ------------       -----------
                                        Net Change in Contingency Reserves            694,525            618,356
                                 Contingency Reserves at Beginning of Year          4,053,680          3,435,324
                                                                                  ------------       -----------
                                       Contingency Reserves at End of Year        $ 4,748,205        $ 4,053,680
                                                                                  ============       ===========


              TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

                           Supplemental Information to
                    Condensed Unaudited Financial Statements


Valuation of Investments: Bonds and short-term investments (debt securities with maturities of one year or less at the time of acquisition) not in default are generally stated at amortized cost; medium to highest quality preferred stocks at cost; common stocks at market value; and all other bond, short-term and preferred stock investments at the lower of amortized cost or market value. Mortgages are stated at amortized cost, and directly-owned real estate at depreciated cost (net of encumbrances). Investments in wholly-owned subsidiaries, real estate limited partnerships and securities limited partnerships are stated at TIAA's equity in the net assets of the underlying entities. Policy loans are stated at outstanding principal amounts. All investments are stated net of any permanent impairments, which are determined on an individual asset basis. Depreciation is generally computed over a 40 year period on the constant yield method for properties acquired prior to 1991, and on the straight-line method for properties acquired thereafter.


Additional Information:

                                                                   1996     1995
                                                                   ----     ----
As a percentage of total bond investments:
    Below investment grade bonds                                     5%       5%

As a percentage of total mortgage investments:
    Below investment grade mortgage loans                            4%       4%
    Total mortgage investments in California                        22%      24%
    Total mortgage investments in office buildings                  41%      41%
    Total mortgage investments in shopping centers                  29%      31%

As a percentage of total real estate investments:
    Total real estate investments in Minnesota                      12%      12%
    Total real estate investments in California                     10%      12%
    Total real estate investments in office buildings               63%      62%


Derivative Positions: TIAA makes limited use of derivatives to reduce interest rate risks and foreign currency risks associated with certain investments. TIAA is exposed to the risk of default of the counterparties, although TIAA does not anticipate non-performance by such counterparties. In order to minimize the risk associated with potential counterparty default, TIAA monitors the credit quality of its counterparties. At December 31, 1996 and 1995, TIAA had outstanding foreign currency swap contracts with a total notional value of approximately $337,404,000 and $238,063,000, respectively, and interest rate swap contracts with a total notional value of approximately $187,355,000 and $105,600,000, respectively. At December 31, 1996, TIAA had outstanding foreign currency forward contracts with a total notional value of approximately $12,522,000, swap options with a total notional value of approximately $58,000,000 and interest rate cap contracts with a total notional value of approximately $32,520,000.

                                   APPENDIX A

                            DESCRIPTION OF PROPERTIES

     The following table summarizes the properties currently held by the Account. Details regarding each property are provided after the table.


                                                                                         Net
                                                      Year               Year          Rentable                           Percent
Property                      Location               Built             Purchased         Area            Units            Leased
--------                      --------               -----             ---------       --------          -----            -------
                                                                                       (sq.ft.)

MULTI-FAMILY
------------
The Crest at Shadow Mountain  El Paso, TX            1992              1997             NA                232               92%
Westcreek                     Westlake Village, CA   1988              1997             NA                126               94%
Royal St. George              W. Palm Beach, FL      1995              1996             NA                224               94%
Monte Vista                   Littleton, CO          1995              1996             NA                219               90%
Brixworth                     Atlanta, GA            1989              1995             NA                271               88%
The Greens At Metrowest       Orlando, FL            1990              1995             NA                200               92%

OFFICE BUILDINGS
----------------
Parkview Plaza*               Oakbrook, IL           1990              1997             263,912           NA                98%
Fairgate at Ballston*         Arlington, VA          1988              1997             143,564           NA                99%
Five Centerpointe*            Lake Oswego, OR        1988              1997             113,910           NA                92%
Two Newton Place*             Newton, MA             1987              1997             108,819           NA                97%
USF&G Building*               Salt Lake City, UT     1988              1997              66,352           NA               100%
Northmark Business Center*    Blue Ash, OH           1985              1997             105,406           NA                90%
Metro Center Office Park*     Sacramento, CA         1986              1997             255,858           NA                67%
Longview Executive Park*      Hunt Valley, MD        1988              1997             257,944           NA               100%
Southbank                     Phoenix, AZ            1995              1996             122,535           NA               100%

RETAIL
------
River Oaks                    Woodbridge, VA         1995              1996              90,885           NA                94%
The Lynnwood Collection       Raleigh, NC            1988              1996              86,362           NA               100%
The Millbrook Collection      Raleigh, NC            1988              1996             102,221           NA                83%
Plantation Grove              Ocoee, FL              1995              1995              73,655           NA                95%

INDUSTRIAL
----------
Westinghouse                  Coral Springs, FL      NA                1997              75,630           NA               100%
Interstate Acres              Urbandale, IA          1981-1988         1997             440,000           NA                97%
Interstate Crossing           Eagan, MN              1995              1996             131,380           NA               100%
Arapahoe Park E.              Boulder, CO            1979-1982         1996             129,425           NA               100%
River Road                    Fridley, MN            1995              1995             100,584           NA               100%
Butterfield                   El Paso, TX            1980-1981         1995             183,600           NA               100%

-----------------------
* - Purchased in joint venture



MULTI-FAMILY RESIDENTIAL COMPLEXES

The Crest At Shadow Mountain Apartments -- El Paso, Texas

         On January 31, 1997, the Account purchased the fee interest (i.e., ownership of underlying land and all buildings and other improvements on the land) in The Crest at Shadow Mountain Apartments, a first class garden apartment complex located in El Paso, Texas, for a purchase price of approximately $9.2 million. The property is not subject to a mortgage.

         The Crest at Shadow Mountain Apartments was built in 1992 and is located on 9.5 acres of land. The complex contains 232 one-, two- and three-bedroom units in 17 two-story apartment buildings. Buildings are of wood frame construction with stucco and brick exteriors and pitched composition shingle roofs. The project includes a community clubhouse/leasing office with a fitness center, outdoor pool, sports court and sand volleyball court. Apartment units offer fully equipped kitchens, cable, walk-in closets, ceiling fans, thermo-pane windows and are wired for contract security systems. There are 332 parking spaces plus 91 covered carports. The complex is currently 92% occupied with monthly rents averaging $590 per unit. Rents are comparable with competitive complexes and are not subject to rent regulation. The Account is responsible for the expenses of operating the property.


         The Crest at Shadow Mountain Apartments is located approximately seven miles west of the El Paso central business district. The El Paso metropolitan area, with a current population of almost seven hundred thousand persons has experienced population growth over the past five years that is more than twice the national rate. This growth is expected to continue.


Westcreek Apartments -- Westlake Village, California

         On January 2, 1997, the Account purchased the fee interest in Westcreek Apartments, a luxury garden apartment complex located in Westlake Village, California, for a purchase price of approximately $13.0 million. The property is not subject to a mortgage.


         Westcreek  Apartments was built in 1988 and is located on approximately
10.4 acres of land. The complex contains 126 one- and two-bedroom units in 11 two-story buildings, with each unit containing such amenities as a microwave oven, fireplace, washer and dryer and nine foot ceilings. Building exteriors are stucco with tile roofs. There are 128 covered parking spaces plus 76 uncovered parking spaces. Residents have use of an on-site clubhouse with a fully equipped weight room and a swimming pool. The complex is currently 94% occupied with monthly rents averaging $1,090 per unit. Rents are comparable with competitive complexes and are not subject to rent regulation. The Account is responsible for the expenses of operating the property.

         Westlake Village is located approximately 38 miles northwest of downtown Los Angeles in Ventura County. Ventura County has enjoyed above-average population growth during the last five years and this growth is expected to continue into the foreseeable future.

Royal St. George Apartments -- West Palm Beach, Florida

         On December 20, 1996, the Account purchased the fee interest in Royal St. George Apartments, a first class garden apartment complex located in West Palm Beach, Florida, for a purchase price of approximately $15.9 million. The property is not subject to a mortgage.


         Royal St. George Apartments was built in 1995 and is located on 10.4 acres of land. The complex contains 224 one-, two- and three-bedroom units in 8 two- and three-story buildings, with each unit containing such amenities as a washer and dryer, patio or solarium, and a security system. Upper level units contain vaulted ceilings. Building exteriors are stucco with tile roofs. There are 388 parking spaces plus 64 detached garages. Residents have use of an on-site clubhouse, a fully equipped exercise center, swimming pool and two lighted tennis courts. The complex is currently 94% occupied with monthly rents averaging $834 per unit. Rents are comparable with competitive complexes and are not subject to rent regulation. The Account is responsible for the expenses of operating the property.


         Royal St. George Apartments is located three miles south of the West Palm Beach central business district. The West Palm Beach metropolitan area, with a current population of almost one million persons, has experienced population growth over the past five years that is more than twice the national rate. This growth is expected to continue.

Monte Vista Apartments -- Littleton, Colorado

         On June 21, 1996, the Account purchased the fee interest in Monte Vista Apartments, a luxury garden apartment complex located in Littleton, Colorado, for a purchase price of approximately $17.6 million. The property is not subject to a mortgage.

         Monte Vista Apartments was built in 1995, and is located on approximately 15.1 acres of land. The complex consists of 219 one- and two-bedroom units in 22 two-story buildings, with units containing such amenities as 9 foot ceilings, a gas fireplace and an attached garage. Building exteriors are brick and siding. There are 221 uncovered parking spaces in addition to the garages. Residents have use of an on-site clubhouse, a fully equipped exercise center and swimming pool. The complex is currently 90% occupied with monthly rents averaging $923.00 per unit. Rents are comparable with competitive complexes in the locality and are not subject to rent regulation. The Account is responsible for the expenses of operating the property.

         Littleton is located 10 miles southwest of downtown Denver. Denver, the capital of Colorado, is the largest city in the seven-state Rocky Mountain region. The population of the Denver metropolitan area, which includes Littleton, has grown steadily during the past ten years and is expected to continue to expand into the near future.

Brixworth Apartments -- Atlanta, Georgia

         On December 28, 1995, the Account purchased the fee interest in Brixworth Apartments, a first class garden apartment complex located in Atlanta, Georgia, for a purchase price of approximately $15.6 million. The property is not subject to a mortgage.


         Brixworth  Apartments was built in 1989 and is located on approximately
10.8 acres of land. The complex contains 271 one- and two-bedroom apartment units in 11 three story buildings, with each unit containing such amenities as a washer and dryer and a patio or balcony. Building exteriors are brick and wood. There are 420 parking spaces in the complex. Residents have use of an on-site clubhouse, which includes a fitness center and swimming pool. Brixworth Apartments is currently 88% occupied. Average monthly rents are $785 per unit. Rents are comparable with competitive communities and are not subject to rent regulation. The Account is responsible for the expenses of operating the property.


         Brixworth Apartments is located in northeast Atlanta in DeKalb County, near several shopping facilities and employment centers. Atlanta has experienced positive population and employment growth over the last 15 years and serves as the financial and administrative center for the southeastern United States.

The Greens at Metrowest Apartments -- Orlando, Florida

         On December 15, 1995, the Account purchased the fee interest in The Greens at Metrowest, a luxury garden apartment complex located in Orlando, Florida, for a purchase price of approximately $12.5 million. The property is not subject to a mortgage.


         The Greens at Metrowest Apartments was built in 1990, and is located on approximately 16.7 acres of land. The complex consists of 200 one- and two-bedroom units in 27 two story buildings, with each unit containing such amenities as a washer and dryer, a screened porch, and, in many of the units, a fireplace and vaulted ceilings. Building exteriors are stucco with concrete tiled roofs. There are 402 parking spaces in the complex. Residents have use of an on-site clubhouse, which includes an exercise facility and swimming pool. The complex is currently 92% occupied, with monthly rents averaging $815 per unit. Rents are comparable with competitive complexes and are not subject to rent regulation. The Account is responsible for the expenses of operating the property.


         The complex is located in the 1,800 acre master planned development of Metrowest which contains an 18 hole golf course. Its proximity to several major highways gives residents easy access to Orlando's major employment centers. Orlando has experienced strong population and employment growth during the last decade. While tourism and entertainment account for 40% of local jobs, the region's economy is diversifying by attracting "high-tech" industries and is growing in importance as a warehouse and distribution location.

OFFICE BUILDINGS

Joint Venture To Purchase Eight Office Buildings

               In April, 1997, the Account purchased in joint venture with Pegasus Partners, Inc., wholly-owned by USF&G Corporation, eight suburban office buildings in various metropolitan locations for a combined total purchase price of approximately $164.5 million. Rents on the properties, which contain 1,315,765 square feet of rentable square feet, average $16.60 per square foot. None of the buildings are subject to a mortgage. TIAA owns 90% of the joint venture and Pegasus owns 10%. USF&G Realty Advisors, Inc. will provide real estate advisory services to the joint venture and assist in the overall management of the eight office properties. Because the asset management services to be performed by USF&G Realty Advisors, Inc. are similar to those which would be performed by TIAA for other properties in the Account, TIAA has determined that it will not charge the Account its standard advisory fee for the Account's investment in the eight properties. TIAA reserves the right to reimpose its advisory fee with respect to those properties at its discretion should circumstances warrant such a change.

         The following is a summary of each property:

         Parkview Plaza -- Oakbrook, Illinois

         The building, completed in 1990, contains approximately 263,912 rentable square feet and is situated on approximately 2.99 acres with 890 parking spaces. The land is subject to an air rights lease that has been fully prepaid and has a remaining term of approximately 90 years. The building is leased to various tenants. Van Kampen American Capital occupies approximately 72% of the building. Although the terms vary under each lease, most of the expenses for operating the property are either borne or reimbursed by the tenants.

         The building is located in Oakbrook, a suburb of Chicago. The market contains over 10 million square feet of Class A office space and at year end 1996, the Class A vacancy rate was 7.8%.

         Fairgate at Ballston -- Arlington, Virginia

         The building, completed in 1988, contains approximately 143,564 rentable square feet and is situated on approximately 1.3 acres of land with 364 parking spaces. It is approximately 99% leased to various tenants. Scheduled Airlines Traffic Offices, Inc. (SATO) is a major tenant, occupying approximately 57% of the building. Although the terms vary under each lease, most of the expenses for operating the property are either borne or reimbursed by the tenants.

         The building is located in Arlington, Virginia, within the metropolitan Washington, D.C. area and particularly, within the Ballston office submarket. The Ballston submarket contains approximately 3.5 million square feet and presently has a vacancy rate of 9%.

         Five Centerpointe -- Lake Oswego, Oregon

         The building, completed in 1988, contains approximately 113,910 rentable square feet and is situated on approximately 5.5 acres of land with 415 parking spaces. It is approximately 92% leased to various tenants, including Pacificare of Oregon and MCI. Although the terms vary under each lease, most of the expenses for operating the property are either borne or reimbursed by the tenants.

         The building, located in Lake Oswego, is a part of Portland, Oregon's Westside suburban office market which contains approximately 6.8 million square feet and is currently experiencing a 5.5% vacancy rate.

         Two Newton Place -- Newton, Massachusetts

         The building, completed in 1987, contains approximately 108,819 rentable square feet and is situated on approximately 1.4 acres of land with 261 parking spaces. It is approximately 97% leased to various tenants with Cahners Publishing Company occupying approximately 42% of the building. Although the terms vary under each lease, most of the expenses for operating the property are either borne or reimbursed by the tenants.

         The building is located in the suburban Boston office market known as the Route 128/Mass Pike market, and more specifically in the Newton submarket. The Route 128/Mass Pike market contains approximately 11.3 million square feet of Class A space which is presently experiencing a 5% vacancy rate.

         USF&G Building -- Salt Lake City, Utah

         The building, completed in 1988, contains approximately 66,352 rentable square feet and is situated on approximately 3.0 acres of land with 272 parking spaces. It is currently 100% leased to various tenants, including Information Access Tech and USF&G Corporation. Although the terms vary under each lease, most of the expenses for operating the property are either borne or reimbursed by the tenants.

         The building is located in the suburban Union Park/Murray submarket which is part of the larger Salt Lake City suburban office market. The Salt Lake City market contains approximately 2.1 million square feet of space which is experiencing a 4.8% vacancy rate.

         Northmark Business Center -- Blue Ash, Ohio

         The  building,   completed  in  1985,  contains  approximately  105,406
rentable square feet and is situated on 9.4 acres of land with 539 parking spaces. It is currently 90% leased to various tenants, including Hewlett-Packard and Toyota Motor Credit. Although the terms vary under each lease, most of the expenses for operating the property are either borne or reimbursed by the tenants.

         The building is located in the suburban Blue Ash submarket which is part of the larger Cincinnati suburban office market. The Cincinnati market contains approximately 5.7 million square feet of Class A space which is currently experiencing a 9% vacancy rate.

         Metro Center Office Park -- Sacramento, California

         Three buildings, completed in 1986, contain approximately 255,858 rentable square feet and are situated on 20.8 acres of land with 1,057 parking spaces. They are currently 67% leased to various tenants, including Providian Bankcorp and IBM. Although the terms vary under each lease, most of the expenses for operating the property are either borne or reimbursed by the tenants.

         The office park is located in the South Natomas suburban office market in Sacramento. The market contains approximately 1.7 million square feet of space which is currently experiencing a 7.3% vacancy rate.

         Longview Executive Park -- Hunt Valley, Maryland

         Three buildings, completed in 1988, contain approximately 257,944 rentable square feet and are situated on 16.1 acres of land with 1,086 parking spaces. They are currently 100% leased to various tenants with PHH Vehicle Management Services Corporation (VMS) occupying approximately 77% of the building. Although the terms vary under each lease, most of the expenses for operating the property are either borne or reimbursed by the tenants.

         The property is located in the Hunt Valley submarket of the larger Baltimore County suburban office market. The Baltimore County market contains approximately 13 million square feet of space which is currently experiencing a 9.6% vacancy rate.

Southbank Business Park -- Phoenix, Arizona

         On February 27, 1996, the Account purchased the fee interest in a 122,535 square foot office/service building in Phoenix, Arizona, for a purchase price of approximately $10.05 million.
The property is not subject to a mortgage.


         The building, completed in 1995, is located on approximately 9.9 acres of land with 645 parking spaces. It is currently 100% leased by four tenants in the service industry, with rents averaging $9.01 per square foot. None of the leases expire until the year 2000 and 2001, when leases on 65% of the space expire; those leases together represent total annual rent payments of approximately $727,300. Although the terms vary under each lease, most of the expenses for operating the property are either borne or reimbursed by the tenants.


         The building is located within the Southbank Business Park adjacent to the Phoenix Airport and is easily accessible from all areas of the metropolitan Phoenix area. Phoenix has experienced positive population and employment growth over the last 15 years. Over 29% of its employment base is comprised of employees in the service industry.

NEIGHBORHOOD SHOPPING CENTERS

River Oaks Shopping Center -- Woodbridge, Virginia


         On July 12, 1996, the Account purchased, through a wholly-owned subsidiary, the fee interest in River Oaks Shopping Center, a 90,885 square foot neighborhood shopping center located in Woodbridge, Virginia, for a purchase price of approximately $13.0 million. The property is not subject to a mortgage.

         The center, built in 1995, is located on approximately 10.42 acres of land with space for 402 cars. It is currently 94% occupied and is anchored by a 64,885 square foot Giant supermarket, a regional supermarket chain. Rents, including a rent guarantee from the seller for the 6% of vacant space, average $14.19 per square foot. Although the terms vary under each lease, most of the expenses for operating the property are either borne or reimbursed by the tenants. Over the next five years, leases on 19% of the center's space expire; those leases together represent total annual rent payments of $352,695 in the year of their expiration. The Giant lease expires in the year 2021.

         The center is located 25 miles south of Washington, D.C. in Prince William County. The Washington, D.C. metropolitan area has grown significantly since 1980, with a current population of approximately 4.5 million people. Woodbridge has been developing as a bedroom community for workers commuting to Washington, D.C. and to neighboring Fairfax County.

The Lynnwood Collection -- Raleigh, North Carolina

         On March 29, 1996, the Real Estate Account purchased the fee interest in The Lynnwood Collection, an 86,362 square foot neighborhood shopping center located in Raleigh, North Carolina, for a purchase price of approximately $6.5 million. The property is not subject to a mortgage.


         The center, which was built in 1988, is located on approximately 10.3 acres of land and has space for 426 cars. It is currently 100% occupied, and is anchored by a 52,337 square foot Kroger supermarket, a national supermarket chain. Rents average $8.26 per square foot. Although the terms vary under each lease, most of the expenses for operating the property are either borne or reimbursed by the tenants. Over the next five years, leases on 39% of the center's space expire; those leases together represent total annual rent payments of $426,810 in the year of their expiration. The Kroger lease expires in the year 2015.


         The center is located in north Raleigh, the city's primary growth corridor. Raleigh is the capital of North Carolina and has experienced strong population growth. As part of what is referred to as the "Research Triangle," it has attracted major business and industries and has a large pool of highly educated workers.

The Millbrook Collection -- Raleigh, North Carolina

         On March 29, 1996, the Account purchased the fee interest in The Millbrook Collection, a 102,221 square foot neighborhood shopping center located in Raleigh, North Carolina, for a purchase price of approximately $6.7 million. The property is not subject to a mortgage.


         The center, which was built in 1988, is located on approximately 11.9 acres of land with space for 670 cars. The center is currently 83% occupied and is anchored by a 52,337 square foot Kroger supermarket. Rents average $7.55 per square foot. Although the terms vary under each lease, most of the expenses for operating the property are either borne or reimbursed by the tenants. Over the next five years, leases on

29% of the center's space expire; those leases together represent total annual rent payments of $327,066 in the year of their expiration. The Kroger lease expires in the year 2015.


         The center is located within the city limits of Raleigh, North Carolina in a well-established neighborhood. The Raleigh area is discussed in the description of the Lynnwood Collection set forth above.

Plantation Grove Shopping Center -- Ocoee, Florida

         On December 28, 1995, the Account purchased the fee interest in Plantation Grove Shopping Center, a 73,655 square foot neighborhood shopping center located near Orlando, Florida, for a purchase price of approximately $7.3 million. The property is not subject to a mortgage.


         The center, built in 1995, is located on approximately 14 acres of land with space for 401 cars. It is currently 95% occupied and is anchored by a 47,955 square foot Publix supermarket, a regional supermarket chain. Rents average $9.86 per square foot. Although the terms vary under each lease, most of the expenses for operating the property are either borne or reimbursed by the tenants. Over the next five years, leases on 30% of the center's space expire; those leases together represent total annual rent payments of $335,600 in the year of their expiration. The Publix lease expires in the year 2015.


         The Orlando, Florida area is discussed in the description of The Greens at Metrowest Apartments set forth above.

INDUSTRIAL PROPERTIES

Westinghouse Facility -- Coral Springs, Florida


         On February 5, 1997, the Account purchased the fee interest in a single-story industrial building located in Coral Springs, Florida for a purchase price of approximately $6.07 million. The improvements which have been recently completed for the Westinghouse Corporation have 75,630 square feet. Westinghouse Corporation occupies 100% of the building area under a ten year net lease. The initial rent is $7.29 per square foot for the first five years of the lease term increasing to $8.02 per square foot for the second five years. Operating expenses for the property are borne or reimbursed by the tenant.


         The subject property is located in northwest Broward County within the municipality of Coral Springs and is in Corporate Park of Coral Springs, a 600 acre master-planned commercial industrial park. Corporate Park has enjoyed significant success and development in recent years primarily due to the completion of the Sawgrass Expressway, which provides a link to I-95, I-75 and I-595.

Interstate Acres - Urbandale, Iowa

         On January 24, 1997, the Account purchased the fee interest in four warehouse distribution buildings located in Urbandale, Iowa, for a purchase price of approximately $13.6 million. Rents on the buildings, which together have 440,000 square feet of rentable space, average $3.19 per square foot. The buildings are not subject to a mortgage. Operating expenses for the properties are borne or reimbursed by the tenants.

         The buildings, built between 1981 and 1988, are located on approximately 29.6 acres of land with space for 388 cars. The buildings are presently 97% leased to 15 tenants under leases which expire over the eight year period from 1998-2005.

         Urbandale lies approximately 10 miles northwest of downtown Des Moines. All buildings are located within the Interstate Acres Industrial Park which is approximately 1/2 mile east of a full interchange with Interstates 35 and 80. The population of the Des Moines metropolitan area, which includes Urbandale, has grown steadily during the past five years and is expected to continue to expand consistent with the national average into the near future.


Interstate Crossing - Eagan, Minnesota

         On December 31, 1996, the Account purchased the fee interest in two industrial buildings located in Eagan, Minnesota, for a purchase price of approximately $6.4 million. Rents on the buildings, which together have 131,380 square feet of rentable space, average $5.10 per square foot. Operating expenses for the properties are borne or reimbursed by the tenants. The buildings are not subject to a mortgage.

         The buildings, built in 1995, are located on approximately 10.6 acres of land with 288 parking spaces. The buildings are presently 100% leased to 10 tenants, with the majority of leases expiring in 2000 and 2001.


         The  subject  property  is  located  10  miles  southeast  of  downtown
Minneapolis and 7 miles south of downtown St. Paul. The twin cities of Minneapolis/St. Paul currently have a population of 2.7 million people and enjoy a strong and diverse economy.

Arapahoe Park East - Boulder, Colorado

         On October 31, 1996, the Account purchased the fee interest in five research and development buildings located in Boulder, Colorado, for a purchase price of approximately $9.9 million. Rents on the buildings, which together have 129,425 square feet of rentable space, average $8.83 per square foot. The buildings are not subject to a mortgage.

         The buildings, built between 1979 and 1982, are located on approximately 6.46 acres of land with space for 332 cars. Ball Aerospace Corp., a leading aerospace and telecommunications equipment manufacturer, leases 100% of the five buildings under leases which expire over the three year period from 1998 to 2000.

         Boulder is located 25 miles northwest of Denver, the largest city in the seven-state Rocky Mountain region and the capital of Colorado. The population of the Denver metropolitan area, which includes Boulder, has grown steadily during the past ten years and is expected to continue to expand into the near future. Boulder's economy has been strengthened in recent years by the establishment of several high tech firms in the area, which have attracted a highly-educated and skilled labor force.


Other Warehouse Properties


         On November 22, 1995, the Account purchased the fee interest in a warehouse property located near Minneapolis, Minnesota for a purchase price of approximately $4.1 million. Rents on the property average $3.77 per square foot. On December 22, 1995, the Account purchased leasehold interests (i.e., interests in the leases on the underlying land and ownership of the buildings and other improvements on the land) in two warehouse properties located in El Paso, Texas for an aggregate purchase price of approximately $4.4 million dollars. Rents on the properties average $2.71 per square foot, after payment of the ground rent. Although the terms vary under each lease, most of the expenses for operating each of the properties are either borne or reimbursed by the tenants. None of the properties are subject to a mortgage.

         Set forth below are further details relating to each facility:



                                                                                                          Lease
                                    Building          Year           Current             Major            Expira-
Property                              Size            Built         Occupancy           Tenants          tion Date
                                    (sq. ft.)
Fridley,
Minnesota
 River Road                         100,456           1995             100%             Packaging         2005
 Distribution Center                                                                    Materials,
                                                                                        Inc.

El Paso, Texas
 Butterfield warehouse               80,000           1980             100%             Rockwell          2000
 Zane Gray warehouse                103,510           1981             100%             D.J. Inc.         2003

                                   APPENDIX B

                               MANAGEMENT OF TIAA

         The Trustees and principal executive officers of TIAA, and their principal occupations during the last five years, are as follows:

Trustees

David Alexander, 64.
American Secretary, Rhodes Scholarship Trust, and Trustees' Professor, Pomona College. Formerly, President, Pomona College, until 1991.


Marcus Alexis, 65.
Board of Trustees, Professor of Economics and Professor of Management and Strategy, J.L. Kellogg Graduate School of Management, Northwestern University.


Willard T. Carleton, 62.
Karl  L.  Eller   Professor   of  Finance,   College  of  Business   and  Public
Administration, University of Arizona.

Robert C. Clark, 53.
Dean and Royall Professor of Law, Harvard Law School, Harvard University.

Flora Mancuso Edwards, 52.
Of Counsel to the law firm of Dublirer, Haydon, Straci & Victor since 1996. Professor of English as a Second Language, Middlesex County College, since October 1995. Formerly, President, Middlesex County College until October 1995.

Estelle A. Fishbein, 62.
General Counsel of The Johns Hopkins University since 1975. Elected Vice President and General Counsel of the University, April 1991.

Frederick R. Ford, 61.
Executive Vice President and Treasurer, Purdue University.

Martin J. Gruber, 59.
Chairman of the Department of Finance and Nomura Professor of Finance, New York University Stern School of Business.

Ruth Simms Hamilton, 59.
Professor, Department of Sociology and Urban Affairs Programs, and Director, African Diaspora Research Project, Michigan State University.

Dorothy Ann Kelly, O.S.U., 67.
President, College of New Rochelle.

Robert M. O'Neil, 62.
Professor of Law, University of Virginia and Director, The Thomas Jefferson Center for the Protection of Free Expression.

Leonard S. Simon, 60.
Chairman, President and Chief Executive Officer, RCSB Financial, Inc., since September 1995. Formerly, Chairman and Chief Executive Officer, The Rochester Community Savings Bank, from 1984 until September 1995.

Ronald L. Thompson, 47.
Chairman of the Board and Chief Executive Officer, Midwest Stamping Co. Formerly, Chairman of the Board and President, The GR Group, until 1993.

Paul R. Tregurtha, 61.
Chairman, Chief Executive, and Director, Mormac Marine Group, Inc.; Vice Chairman and Director, The Interlake Steamship Company; Chairman and Director, Moran Transportation Company; and Chairman, MAC Acquisitions, Inc.

Charles J. Urstadt, 68.
Chairman and Chief Executive Officer, HRE Properties (a real estate investment trust) and Trustee Emeritus, Pace University.

William H. Waltrip, 59.
Chairman and Chief Executive Officer, Bausch & Lomb Inc., since January 1996. Chairman and Chief Executive Officer, Technology Solutions Company, since 1993. Formerly, Chairman and Chief Executive Officer, Biggers Brothers, Inc., and Vice Chairman, Unifax, from 1991 until 1993.

Rosalie J. Wolf, 55.
Treasurer and Chief Investment Officer, The Rockefeller Foundation since 1994. Formerly, Executive Vice President, Sithe Energies, Inc. from January 1994 to June 1994, and Managing Director, Bankers Trust Company, from 1989 to 1993.

Officer-Trustees
----------------

John H. Biggs, 60.
Chairman and Chief Executive Officer, TIAA and CREF, since 1993. Formerly, President and Chief Operating Officer, TIAA and CREF.

Thomas W. Jones, 47.
Vice Chairman, TIAA and CREF, since 1995. President and Chief Operating Officer, TIAA and CREF, since 1993. Formerly, Executive Vice President, Finance and Planning, TIAA and CREF.

Martin L. Leibowitz, 60.
Vice Chairman and Chief Investment Officer, TIAA and CREF, since November 1995. Executive Vice President, TIAA and CREF, from June 1995 to November 1995. Formerly, Managing Director--Director of Research and member of the Executive Committee, Salomon Brothers, Inc.

Other Officers
--------------

Richard L. Gibbs, 50.
Executive Vice President, TIAA and CREF, since 1993, and Vice President, TIAA-CREF Investment Management, Inc. ("Investment Management") and TIAA-CREF Individual & Institutional Services, Inc. ("Services"), since 1992; Executive Vice President, Teachers Advisors, ("Advisors") since 1995. Formerly, Vice President, Finance, TIAA and CREF.

Albert J. Wilson, 64.
Vice  President and Chief Counsel,  Corporate  Secretary,  TIAA and CREF,  since
1991.

Richard J. Adamski, 54.
Vice President and Treasurer, TIAA and CREF, since March 1991; Vice President and Treasurer, Investment Management and Services, since 1992; Vice President and Treasurer, Teachers Personal Investors Services, Inc. and Advisors, since 1994.